Exhibit 2.1
AGREEMENT AND PLAN OF MERGER
by and among
VNG ACQUISITION LLC
VNG ACQUISITION INC.
and
VALLEY NATIONAL GASES INCORPORATED
Dated as of November 13, 2006

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		Page
9.12	WAIVER OF JURY TRIAL	49
9.13	Disclosure Schedules	50

Schedules and Exhibits

Schedule A – Parties to Voting Agreement
Exhibit A – Form of Voting Agreement
Exhibit B – Form of Escrow Agreement

TABLE OF DEFINED TERMS

Terms	Reference in Agreement
Acquisition Proposal	Section 6.1(f)
Affiliate	Section 3.2(c)
Agreement	Preamble
Alternative Acquisition Agreement	Section 6.1(b)(ii)
Antitrust Laws	Section 6.5(b)
Antitrust Order	Section 6.5(b)
Articles of Incorporation	Section 3.2(c)
Articles of Merger	Section 1.1
Bankruptcy and Equity Exception	Section 3.4(a)
Business Day	Section 1.2
Buyer	Preamble
Buyer Common Stock	Section 2.3(c)
Buyer Disclosure Schedule	Article IV
Buyer Employee Plan	Section 6.11
Buyer Material Adverse Effect	Section 4.1
Certificate	Section 2.2(b)
Closing	Section 1.2
Closing Date	Section 1.2
Code	Section 2.2(f)
Company	Preamble
Company Balance Sheet	Section 3.5(b)
Company Board	Section 3.4(a)
Company Common Stock	Section 2.1(b)
Company Disclosure Schedule	Article III
Company Employee	Section 6.11
Company Employee Plans	Section 3.14(a)
Company Intellectual Property	Section 3.10(b)
Company’s Knowledge	Section 3.8(b)
Company Leases	Section 3.9(b)
Company Material Adverse Effect	Section 3.1
Company Material Contract	Section 3.11(a)
Company Meeting	Section 3.4(d)
Company Permits	Section 3.16
Company SEC Reports	Section 3.5(a)
Company Stock Options	Section 2.3(a)
Company Stock Plans	Section 2.3(a)
Company Shareholder Approval	Section 3.4(a)
Company Voting Proposal	Section 3.4(a)
Confidentiality Agreement	Section 5.2
Contamination or Contaminated	Section 3.13(d)
Contract	Section 3.4(b)
Costs	Section 6.7(a)

Terms	Reference in Agreement
Debt Financing	Section 4.6
Debt Financing Commitment	Section 4.6
DIC Policy	Section 6.7(c)
Dissenting Shares	Section 2.4(a)
Effective Time	Section 1.1
Employee Benefit Plan	Section 3.14(a)
Environmental Law	Section 3.13(b)
Equity Financing	Section 4.6
Equity Financing Commitment	Section 4.6
ERISA	Section 3.14(a)
ERISA Affiliate	Section 3.14(a)
Exchange Act	Section 3.4(c)
Exchange Fund	Section 2.2(a)
Financing	Section 4.6
Financing Commitments	Section 4.6
GAAP	Section 3.5(b)
Governmental Entity	Section 3.4(c)
Hazardous Substance	Section 3.13(c)
HSR Act	Section 3.4(c)
Indemnified Parties	Section 6.7(a)
Insurance Policies	Section 3.18
Intellectual Property	Section 3.10(a)
Liens	Section 3.4(b)
Material Subsidiary	Section 3.3(a)
Merger	Recitals
Merger Consideration	Section 2.1(c)
New Financing Commitments	Section 4.6
New Offer	Section 6.1(b)(iii)
Option Consideration	Section 2.3(b)
Ordinary Course of Business	Section 3.6
Outside Date	Section 8.1(b)
Owned Real Property	Section 3.9(a)
PA Anti-Takeover Statutes	Section 3.4(a)
Paying Agent	Section 2.2(a)
PBCL	Recitals
Pre-Closing Period	Section 5.1
Proxy Statement	Section 3.5(c)
Required Company Shareholder Vote	Section 3.4(d)
Representatives	Section 6.1(a)
Sarbanes-Oxley Act	Section 3.5(b)
SEC	Section 3.4(c)
Securities Act	Section 3.2(c)
Specified Time	Section 6.1(a)
Subsidiary	Section 3.3(a)
Superior Proposal	Section 6.1(f)
Surviving Corporation	Section 1.3

v

Terms	Reference in Agreement
Tax Returns	Section 3.8(a)
Taxes	Section 3.8(a)
Third Party Intellectual Property	Section 3.10(b)
Transaction Expenses	Section 8.3(a)
Transitory Subsidiary	Preamble
Voting Agreement	Recitals

AGREEMENT AND PLAN OF MERGER
     THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is entered into as of November 13, 2006, by and among VNG ACQUISITION LLC, a Delaware limited liability company (the “Buyer”), VNG ACQUISITION INC., a Pennsylvania corporation and a wholly owned subsidiary of the Buyer (the “Transitory Subsidiary”), and VALLEY NATIONAL GASES INCORPORATED, a Pennsylvania corporation (the “Company”).
     WHEREAS, the Board of Directors of the Company has adopted this Agreement and voted to recommend that the shareholders of the Company adopt the Agreement, the Merger (as defined below) and the other transactions contemplated hereby;
     WHEREAS, the Board of Directors of the Buyer has approved the Agreement, the Merger and the other transactions contemplated hereby, and the Board of Directors of the Transitory Subsidiary has adopted the Agreement and voted to recommend that the Buyer approve the Agreement, the Merger and the other transactions contemplated hereby;
     WHEREAS, the acquisition of the Company shall be effected through a merger (the “Merger”) of the Transitory Subsidiary with and into the Company in accordance with the terms of this Agreement and the Pennsylvania Business Corporation Law of 1988 (the “PBCL”), as a result of which the Company shall become a wholly owned subsidiary of the Buyer; and
     WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and inducement to the Buyer’s willingness to enter into this Agreement, the shareholders of the Company listed on Schedule A have entered into a Shareholder Voting Agreement, dated as of the date of this Agreement, in the form attached hereto as Exhibit A (the “Voting Agreement”), pursuant to which such shareholders have, among other things, agreed to vote, or give the Buyer an irrevocable proxy to vote, all of the shares of capital stock of the Company that such shareholders own in favor of the Company Voting Proposal (as defined below).
     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Buyer, the Transitory Subsidiary and the Company agree as follows:
ARTICLE I. THE MERGER
     1.1 Effective Time of the Merger. Subject to the provisions of this Agreement, prior to the Closing, the Buyer and the Company shall jointly prepare, and immediately following the Closing the Surviving Corporation shall cause to be filed with the Department of State of the Commonwealth of Pennsylvania, articles of merger (the “Articles of Merger”) in such form as is required by, and executed by the Transitory Subsidiary and the Company in accordance with, the relevant provisions of the PBCL and shall make all other filings or recordings required under the PBCL. The Merger shall become effective upon the filing of the Articles of Merger with the Department of State of the Commonwealth of Pennsylvania or at such later time as is established by the Buyer and the Company and set forth in the Articles of Merger (the “Effective Time”).

     1.2 Closing. The closing of the Merger (the “Closing”) shall take place at 10:00 a.m., Eastern time, on a date to be specified by the Buyer and the Company (the “Closing Date”), which shall be no later than the second Business Day after satisfaction or waiver of the conditions set forth in Article VII (other than delivery of items to be delivered at the Closing and other than satisfaction of those conditions that by their nature are to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the delivery of such items and the satisfaction or waiver of such conditions at the Closing), at the offices of Robinson & Cole LLP, 280 Trumbull Street, Hartford, Connecticut, unless another date, place or time is agreed to in writing by the Buyer and the Company. For purposes of this Agreement, a “Business Day” shall be any day other than (a) a Saturday or Sunday or (b) a day on which banking institutions located in Hartford, Connecticut are permitted or required by law, executive order or governmental decree to remain closed.
     1.3 Effects of the Merger. At the Effective Time the separate existence of the Transitory Subsidiary shall cease and the Transitory Subsidiary shall be merged with and into the Company (following the Effective Time the Company is sometimes referred to herein as the “Surviving Corporation”). The Articles of Incorporation and By-laws of the Company, each as amended and in effect on the date of this Agreement, shall be the Articles of Incorporation and By-laws of the Surviving Corporation. The Merger shall have the effects set forth in Section 1929 of the PBCL.
ARTICLE II. CONVERSION OF SECURITIES
     2.1 Conversion of Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of the capital stock of the Company or capital stock of the Transitory Subsidiary:
          (a) Capital Stock of the Transitory Subsidiary. Each share of the common stock of the Transitory Subsidiary issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock, $0.001 par value per share, of the Surviving Corporation.
          (b) Cancellation of Buyer-Owned Stock. All shares of common stock, $0.001 par value per share, of the Company (“Company Common Stock”) that are owned by the Buyer immediately prior to the Effective Time shall be cancelled and shall cease to exist and no cash or other consideration shall be delivered in exchange therefor.
          (c) Conversion of Subsidiary-Owned Stock. All shares of Company Common Stock that are owned by any Subsidiary of the Company or any Subsidiary of the Buyer immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock, $0.001 par value per share, of the Surviving Corporation.
          (d) Merger Consideration for Company Common Stock. Subject to Section 2.2, (i) each share of Company Common Stock (other than shares to be cancelled in accordance with Section 2.1(b), shares to be converted in accordance with Section 2.1(c), Dissenting Shares (as defined in Section 2.4(a) below) and shares held by the parties to the Voting Agreement identified on Schedule A) issued and outstanding immediately prior to the Effective Time shall be automatically converted into the right to receive $27.00 in cash per share and (ii) each share of Company Common Stock held by the parties to the Voting Agreement identified on Schedule A shall be automatically converted into the right to receive $24.52 in cash per share (the per share amounts in clause (i) and (ii) collectively being referred to as the “Merger Consideration”). As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a certificate representing any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration pursuant to this Section 2.1(d) upon the surrender of such certificate in accordance with Section 2.2, without interest.
          (e) Adjustments to Merger Consideration. The Merger Consideration shall be adjusted to reflect fully the effect of any reclassification, stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock), stock option exercise, reorganization, recapitalization or other like change with respect to Company Common Stock occurring (or for which a record date is established) after the date hereof and prior to the Effective Time.
     2.2 Exchange of Certificates. The procedures for exchanging outstanding shares of Company Common Stock for the Merger Consideration pursuant to the Merger are as follows:
          (a) Paying Agent. At or prior to the Effective Time, the Buyer shall deposit with a bank or trust company mutually acceptable to the Buyer and the Company (the “Paying Agent”), for the benefit of the holders of shares of Company Common Stock outstanding immediately prior to the Effective Time, for payment through the Paying Agent in accordance with this Section 2.2, cash in an amount sufficient to make payment of the Merger Consideration pursuant to Section 2.1(d) in exchange for all of the outstanding shares of Company Common Stock (the “Exchange Fund”).
          (b) Exchange Procedures. As soon as reasonably practicable (and in any event within five Business Days) after the Effective Time, the Buyer shall cause the Paying Agent to mail to each holder of record of a Certificate that immediately prior to the Effective Time represented outstanding shares of Company Common Stock (each, a “Certificate”) (i) a letter of transmittal in customary form and (ii) instructions for effecting the surrender of the Certificates in exchange for the Merger Consideration payable with respect thereto. Upon surrender of a Certificate for cancellation to the Paying Agent, together with such letter of transmittal, duly executed, the holder of such Certificate shall be paid promptly in exchange therefor cash in an amount equal to the Merger Consideration that such holder has the right to receive pursuant to the provisions of this Article II, and the Certificate so surrendered shall immediately be cancelled. In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, the Merger Consideration may be paid to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.2, each Certificate (other than Certificates representing Dissenting Shares) shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration as contemplated by this Section 2.2.
          (c) No Further Ownership Rights in Company Common Stock. All Merger Consideration paid upon the surrender for exchange of Certificates evidencing shares of Company Common Stock in accordance with the terms hereof shall be deemed to have been paid in satisfaction of all rights pertaining to such shares of Company Common Stock, and from and after the Effective Time there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be cancelled and exchanged as provided in this Article II.
          (d) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of Company Common Stock for 365 days after the Effective Time shall be delivered to the Buyer, upon demand, and any holder of Company Common Stock who has not previously complied with this Section 2.2 shall be entitled to receive only from the Buyer payment of its claim for Merger Consideration.
          (e) No Liability. To the extent permitted by applicable law, none of the Buyer, the Transitory Subsidiary, the Company, the Surviving Corporation or the Paying Agent shall be liable to any holder of shares of Company Common Stock delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.
          (f) Withholding Rights. Each of the Buyer and the Surviving Corporation shall be entitled to deduct and withhold from the consideration and any other amounts otherwise payable pursuant to this Agreement to any person such amounts as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any other applicable state, local or foreign tax law. To the extent that amounts are so withheld by the Surviving Corporation or the Buyer, as the case may be, such withheld amounts (i) shall be remitted by the Buyer or the Surviving Corporation, as the case may be, to the applicable Governmental Entity (as defined below), and (ii) shall be treated for all purposes of this Agreement as having been paid to the person in respect of which such deduction and withholding was made by the Surviving Corporation or the Buyer, as the case may be.
          (g) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof pursuant to this Agreement.
     2.3 Company Stock Plans.
          (a) The Company shall take all action reasonably necessary so that, at the Effective Time, each option to purchase Company Common Stock (“Company Stock Options”) under any stock option plans or other equity-related plans of the Company (the “Company Stock

Plans”), each Company Stock Option outstanding immediately prior to the Effective Time (whether or not vested) shall be canceled and terminated and shall represent the right to receive an amount in cash equal to the Option Consideration (as defined below) for each share of Company Common Stock subject to such Company Stock Option. In furtherance of the foregoing, prior to the Effective Time, the Company shall enter into an agreement (an “Option Termination Agreement”), in a form reasonably satisfactory to the buyer, with each holder of an outstanding Company Stock Option providing for the termination of such Company Stock Option on the terms described in this Section 2.3.
          (b) Subject to the execution and delivery to the Company of an Option Termination Agreement, each holder of a Company Stock Option (whether or not vested) shall receive from the Buyer, in respect and in consideration of each Company Stock Option canceled and terminated pursuant to such agreement, immediately following the Effective Time, an amount (net of applicable taxes) equal to the product of (i) the amount, if any, by which (A) the Merger Consideration per share of Company Common Stock exceeds (B) the exercise price per share of Company Common Stock subject to such Company Stock Option, multiplied by (ii) the total number of shares of Company Common Stock subject to such Company Stock Option, without any interest thereon (the “Option Consideration”).
          (c) As soon as practicable following the execution of this Agreement, the Company shall mail to each person who is a holder of Company Stock Options a letter describing the treatment of and/or payment for such Company Stock Options pursuant to this Section 2.3 and providing an Option Termination Agreement and instructions for use in executing and returning such Option Termination Agreement and obtaining payment for such Company Stock Options. The Buyer shall at all times from and after the Effective Time maintain sufficient liquid funds to satisfy its obligations to holders of Company Stock Options pursuant to this Section 2.3. If requested by the Buyer not less than five Business Days prior to the Effective Time, the Company shall coordinate with the Buyer and the Paying Agent to have the Option Consideration paid through the Company’s payroll system.
     2.4 Dissenting Shares.
          (a) Notwithstanding any provision of this Agreement to the contrary and in accordance with Section 1906 of the PBCL, the outstanding shares of Company Common Stock , the holders of which have timely filed written notices of an intention to demand payment of fair value for their shares (“Dissenting Shares”) pursuant to Subchapter D of the PBCL and have not effectively withdrawn or lost their dissenters rights under the PBCL, shall not be converted into a right to receive the Merger Consideration, and the holders thereof shall be entitled only to such rights as are granted by Section 1906 (c) and the applicable provisions of Subchapter D of the PBCL.
          (b) If any such holder of Company Common Stock shall have failed to perfect or effectively shall have withdrawn or lost such right, the Dissenting Shares held by such holder shall be converted into a right to receive the Merger Consideration in accordance with Section 2.1 of this Agreement, upon surrender by such holder of Certificates formerly representing such holder’s shares of Company Common Stock and a properly completed letter of transmittal to the Paying Agent in accordance with Section 2.2(b) of this Agreement.

          (c) The Company will give the Buyer (i) prompt notice of any written demands for payment of fair value for any Dissenting Shares and any other instruments received by the Company relating to dissenters rights, (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for payment of fair value for any Dissenting Shares under the PBCL, and (iii) the right to approve any settlement of any such demand.
     2.5 Section 1906 of the PBCL. The parties hereto acknowledge and agree that Section 1906 of the PBCL shall apply to this Agreement and the transactions contemplated hereby.
ARTICLE III. REPRESENTATIONS AND WARRANTIES OF THE COMPANY
     The Company represents and warrants to the Buyer and the Transitory Subsidiary that the statements contained in this Article III are true and correct as of the date hereof and as of the Closing Date, except as set forth herein or in the disclosure schedule delivered by the Company to the Buyer and the Transitory Subsidiary and dated as of the date of this Agreement (the “Company Disclosure Schedule”).
     3.1 Organization, Standing and Power. The Company is a corporation duly organized and validly existing under the laws of the Commonwealth of Pennsylvania, has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted and is duly qualified to do business and, where applicable as a legal concept, is in good standing as a foreign corporation in each jurisdiction in which the character of the properties it owns, operates or leases or the nature of its activities makes such qualification necessary, except for such failures to be so organized, qualified or in good standing, individually or in the aggregate, that are not reasonably likely to have a Company Material Adverse Effect. For purposes of this Agreement, the term “Company Material Adverse Effect” means any material adverse change, event, circumstance or development with respect to, or, that would have a material adverse effect on, the business, condition (financial or otherwise), operations, assets or results of operations of the Company and its Subsidiaries (as defined below), taken as a whole; provided, however, that none of the following shall constitute, or shall be considered in determining whether there has occurred, a Company Material Adverse Effect:
          (a) changes that are the result of economic or political factors affecting the national, regional or world economy or acts of war or terrorism;
          (b) changes that are the result of factors generally affecting the industries or markets in which the Company operates unless there is a disproportionate impact on the Company;
          (c) any adverse change, effect or circumstance arising out of or resulting from actions contemplated by the parties in connection with this Agreement or the pendency or announcement of the transactions contemplated by this Agreement;
          (d) changes in law, rule or regulations or generally accepted accounting principles or the interpretation thereof;

          (e) any action taken pursuant to or in accordance with this Agreement (including Section 6.5);
          (f) any fees or expenses incurred in connection with the transactions contemplated by this Agreement; and
          (g) any then pending shareholder litigation arising from or relating to the Merger.
     3.2 Capitalization.
          (a) The authorized capital stock of the Company as of the date of this Agreement consists of 30,000,000 shares, par value $0.001/share, of Company Common Stock. As of November 13, 2006, 9,680,159 shares of Company Common Stock were issued and outstanding.
          (b) Section 3.2 of the Company Disclosure Schedule sets forth a complete and accurate list, as of the date specified therein, of: (i) all Company Stock Plans, indicating for each Company Stock Plan, as of such date, the number of shares of Company Common Stock issued under such Company Stock Plan, the number of shares of Company Common Stock subject to outstanding options under such Company Stock Plan and the number of shares of Company Common Stock reserved for future issuance under such Company Stock Plan; and (ii) all outstanding Company Stock Options, indicating with respect to each such Company Stock Option the name of the holder thereof, the Company Stock Plan under which it was granted, the number of shares of Company Common Stock subject to such Company Stock Option, the exercise price, the date of grant, and the vesting schedule. The Company has made available to the Buyer complete and accurate copies of all Company Stock Plans and the forms of all stock option agreements evidencing Company Stock Options.
          (c) Except (i) as set forth in this Section 3.2 and (ii) as reserved for future grants under Company Stock Plans, as of the date of this Agreement, (A) there are no equity securities of any class of the Company, or any security exchangeable into or exercisable for such equity securities, issued, reserved for issuance or outstanding and (B) there are no options, warrants, equity securities, calls, rights, commitments or agreements of any character to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound obligating the Company or any of its Subsidiaries to issue, exchange, transfer, deliver or sell, or cause to be issued, exchanged, transferred, delivered or sold, additional shares of capital stock or other equity interests of the Company or any security or rights convertible into or exchangeable or exercisable for any such shares or other equity interests, or obligating the Company or any of its Subsidiaries to grant, extend, accelerate the vesting of, otherwise modify or amend or enter into any such option, warrant, equity security, call, right, commitment or agreement. The Company does not have any outstanding stock appreciation rights, phantom stock, performance based rights or similar rights or obligations. Other than the Voting Agreement, neither the Company nor any of its Affiliates is a party to or is bound by any agreements or understandings with respect to the voting (including voting trusts and proxies) or sale or transfer (including agreements imposing transfer restrictions) of any shares of capital stock or other equity interests of the Company. For purposes of this Agreement, the term “Affiliate” when used with respect to any party shall mean any person who is an “affiliate” of that party within the meaning of Rule 405 promulgated under the Securities Act of 1933, as amended (the “Securities Act”). Except as contemplated by this Agreement and except to the extent arising pursuant to applicable state takeover or similar laws, there are no registration rights, and there is no rights agreement, “poison pill” anti-takeover plan or other similar agreement or understanding to which the Company or any of its Subsidiaries is a party or by which it or they are bound with respect to any equity security of any class of the Company.
          (d) All outstanding shares of Company Common Stock are, and all shares of Company Common Stock subject to issuance as specified in Section 3.2(b) above, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the PBCL, the Company’s Amended and Restated Articles of Incorporation (the “Articles of Incorporation”) or By-laws or any agreement to which the Company is a party or is otherwise bound. No Subsidiary of the Company owns any shares of Company Common Stock.
          (e) There are no obligations, contingent or otherwise, of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Company Common Stock or the capital stock of the Company or any of its Subsidiaries.
     3.3 Subsidiaries.
          (a) Section 3.3 of the Company Disclosure Schedule sets forth, as of the date of this Agreement, for each Material Subsidiary of the Company: (i) its name; (ii) the number and types of its outstanding equity securities and a list of the holders thereof; and (iii) its jurisdiction of organization. For purposes of this Agreement, (y) the term “Subsidiary” means, with respect to any party, any corporation, partnership, trust, limited liability company or other non-corporate business enterprise in which such party (or another Subsidiary of such party) holds stock or other ownership interests representing (A) more that 50% of the voting power of all outstanding stock or ownership interests of such entity or (B) the right to receive more than 50% of the net assets of such entity available for distribution to the holders of outstanding stock or ownership interests upon a liquidation or dissolution of such entity; and (z) the term “Material Subsidiary” means, with respect to the Company, any Subsidiary which has ongoing business operations or assets material to the operations of the Company and its Subsidiaries taken as a whole.
          (b) Each Subsidiary of the Company is a corporation duly organized, validly existing and in good standing (to the extent such concepts are applicable) under the laws of the jurisdiction of its incorporation, has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted and as proposed to be conducted, and is duly qualified to do business and is in good standing as a foreign corporation (to the extent such concepts are applicable) in each jurisdiction where the character of its properties owned, operated or leased or the nature of its activities makes such qualification necessary, except for such failures to be so organized, qualified or in good standing, individually or in the aggregate, that are not reasonably likely to have a Company Material

Adverse Effect. Except as set forth in Section 3.3(b) of the Company Disclosure Schedule, all of the outstanding shares of capital stock and other equity securities or interests of each Subsidiary of the Company are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights and all such shares are owned, of record and beneficially, by the Company or another of its Subsidiaries free and clear of all security interests, liens, claims, pledges, agreements, limitations in the Company’s voting rights, charges or other encumbrances. There are no outstanding or authorized options, warrants, rights, agreements or commitments to which the Company or any of its Subsidiaries is a party or that are binding on any of them providing for the issuance, disposition or acquisition of any capital stock of any Subsidiary of the Company. There are no outstanding stock appreciation, phantom stock or similar rights with respect to any Subsidiary of the Company. There are no voting trusts, proxies or other agreements or understandings by which the Company or its Subsidiary is a party or by which either of them is bound with respect to the voting of any capital stock of any Subsidiary of the Company.
          (c) The Company has made available to the Buyer complete and accurate copies of the charter, by-laws and other similar organizational documents of each Subsidiary of the Company.
          (d) The Company does not control directly or indirectly or have any direct or indirect equity participation or similar interest in any corporation, partnership, limited liability company, joint venture, trust or other business association or entity that is not a Subsidiary of the Company, other than securities in a publicly traded company or mutual fund held for investment by the Company or any of its Subsidiaries and consisting of less than five percent of the outstanding capital stock of such company.
     3.4 Authority; No Conflict; Required Filings and Consents.
          (a) The Company has all requisite corporate power and authority to enter into this Agreement and, subject to the approval of this Agreement (the “Company Voting Proposal”) by the Company’s shareholders under the PBCL (the “Company Shareholder Approval”), to consummate the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, the Board of Directors of the Company (the “Company Board”), at a meeting duly called and held, (i) determined that the Merger is fair and in the best interests of the Company and its shareholders, (ii) adopted this Agreement in accordance with the provisions of the PBCL, and (iii) directed that this Agreement be submitted to the shareholders of the Company for their approval and voted to recommend that the shareholders of the Company vote in favor of the approval of this Agreement. The Company has previously taken all necessary action to render inapplicable the provisions of the Pennsylvania anti-takeover statutes in Sections 2541 through 2576 inclusive of the PBCL (the “PA Anti-Takeover Statutes”), that may be applicable to the Merger and the transactions contemplated hereby in this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement by the Company have been duly authorized by all necessary corporate action on the part of the Company, subject only to the required receipt of the Company Shareholder Approval. This Agreement has been duly executed and delivered by the Company and constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”).
          (b) Except as set forth in Section 3.4(b) of the Company Disclosure Schedule, the execution and delivery of this Agreement by the Company do not, and the consummation by the Company of the transactions contemplated by this Agreement shall not, (i) conflict with, or result in any violation or breach of, any provision of the Articles of Incorporation or By-laws of the Company or of the charter, by-laws, or other similar organizational document of any Subsidiary of the Company, (ii) conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, require a consent or waiver under, constitute a change in control under, or result in the imposition of any mortgage, security interest, pledge, lien, charge or encumbrance, lease, license, encroachment, conditional sale agreement or other title retention agreement, option, covenant, right of way or easement (“Liens”) on the Company’s or any of its Subsidiary’s assets under, any of the terms, conditions or provisions of any lease, license, contract or other agreement, instrument or obligation to which the Company or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound (a “Contract”), or (iii) subject to obtaining the Company Shareholder Approval and compliance with the requirements specified in clauses (i) through (v) of Section 3.4(c), conflict with or violate any permit, franchise, license, judgment, injunction, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its Subsidiaries or any of its or their respective properties or assets, except in the case of clauses (ii) and (iii) of this Section 3.4(b) for any such conflicts, violations, breaches, defaults, terminations, cancellations, accelerations, losses, penalties or Liens, and for any consents or waivers not obtained, that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect.
          (c) No consent, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with, any court, arbitrational tribunal, administrative agency or commission or other governmental or regulatory authority, agency or instrumentality (a “Governmental Entity”) or any stock market or stock exchange on which shares of Company Common Stock are listed for trading is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated by this Agreement, except for (i) the filing of the Articles of Merger with the Department of State of the Commonwealth of Pennsylvania and appropriate corresponding documents with the appropriate authorities of other states in which the Company is qualified as a foreign corporation to transact business, (ii) the filing of the Proxy Statement (as defined below) with the Securities and Exchange Commission (the “SEC”) in accordance with the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (iii) the filing of such reports, schedules or materials under Section 13 of or Rule 14a-12 under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby, (iv) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities laws, (v) the filing under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) as contemplated by Section 6.5 below, and (vi) such other consents, approvals, licenses, permits, orders, authorizations, registrations, declarations, notices and filings that, if not obtained or made, individually or in the aggregate, would not be reasonably likely to have a Company Material Adverse Effect.
          (d) The affirmative vote for approval of the Company Voting Proposal of a majority of the votes cast by all Company shareholders entitled to vote thereon at the meeting of the Company’s shareholders (the “Company Meeting”) to consider the Company Voting Proposal (the “Required Company Shareholder Vote”) is the only vote of the holders of any class or series of the Company’s capital stock or other securities necessary for the approval of this Agreement and for the consummation by the Company of the other transactions contemplated by this Agreement.
     3.5 SEC Filings; Financial Statements; Information Provided.
          (a) The Company has filed all registration statements, forms, reports and other documents required to be filed by the Company with the SEC since January 1, 2004. All such registration statements, forms, reports and other documents (including those that the Company may file after the date hereof until the Closing) are referred to herein as the “Company SEC Reports.” The Company SEC Reports (i) were or will be filed on a timely basis, (ii) at the time filed, complied, or will comply when filed, as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Reports (other than any such requirements, rules and regulations with respect to which the Company at the time of filing was or is not yet required to comply), and (iii) did not or will not at the time they were or are filed contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Company SEC Reports or necessary in order to make the statements in such Company SEC Reports, in the light of the circumstances under which they were made, not misleading. No Subsidiary of the Company is subject to the reporting requirements of Section 13(a) or Section 15(d) of the Exchange Act.
          (b) Each of the consolidated financial statements (including, in each case, any related notes and schedules) contained or to be contained in the Company SEC Reports at the time filed (i) complied or will comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) were or will be prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim financial statements, as permitted by the SEC on Form 10-Q under the Exchange Act), and (iii) fairly presented or will fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the dates indicated and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments in immaterial amounts. The consolidated, audited balance sheet of the Company as of June 30, 2006 is referred to herein as the “Company Balance Sheet.”
          (c) The information to be supplied by or on behalf of the Company for inclusion in the proxy statement to be sent to the shareholders of the Company (the “Proxy Statement”) in connection with the Company Meeting shall not, on the date the Proxy Statement is first mailed to shareholders of the Company, at the time of the Company Meeting or at the Effective Time, contain any statement that, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the Proxy Statement not false or misleading in light of the circumstances under which they were or shall be made; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Meeting that has become false or misleading. If at any time prior to the Company Meeting any fact or event relating to the Company or any of its Affiliates that should be set forth in a supplement to the Proxy Statement should be discovered by the Company or should occur, the Company shall, promptly after becoming aware thereof, inform the Buyer of such fact or event.
          (d) The Company maintains adequate disclosure controls and procedures as required by Rule 13a-15 or 15d-15 under the Exchange Act.
     3.6 No Undisclosed Liabilities. (a) Neither the Company nor any of its Subsidiaries has any liability, whether absolute, accrued contingent or otherwise that would be required by GAAP to be reflected on a consolidated balance sheet of the Company except (i) as disclosed in the Company SEC Reports filed prior to the date of this Agreement or in the Company Balance Sheet, (ii) for liabilities incurred in the ordinary course of business consistent in all material respects with past practice (the “Ordinary Course of Business”) after the date of the Company Balance Sheet, and (iii) for other liabilities which would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect.
          (b) Other than deferred tax liabilities and except as disclosed in Section 3.6(b) of the Company Disclosure Schedule, since the date of the Company Balance Sheet neither the Company nor any of its Subsidiaries has incurred any long term liability other than in the Ordinary Course of Business.
     3.7 Absence of Certain Changes or Events. Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement, since the date of the Company Balance Sheet (a) the Company and its Subsidiaries have conducted their respective businesses only in the Ordinary Course of Business and (b) there has not been a Company Material Adverse Effect.
     3.8 Taxes.
          (a) The Company and each of its Subsidiaries have timely filed all Tax Returns that it was required to file, and all such Tax Returns were correct and complete, except for any failure to file or errors or omissions that, individually or in the aggregate, are not reasonably likely to have had or have a Company Material Adverse Effect. The Company and each of its Subsidiaries have paid on a timely basis all Taxes (whether or not shown to be due on any such Tax Returns). The unpaid Taxes of the Company and its Subsidiaries for Tax periods through the date of the Company Balance Sheet do not exceed the accruals and reserves for Taxes set forth on the Company Balance Sheet exclusive of any accruals and reserves for “deferred taxes” or similar items that reflect timing differences between Tax and financial accounting principles. All liabilities for Taxes that arose since the date of the Company Balance Sheet arose in the Ordinary Course of Business. All Taxes that the Company or any of its

Subsidiaries is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Entity. For purposes of this Agreement, (i) “Taxes” means all taxes, charges, fees, levies or other similar assessments or liabilities, including income, gross receipts, ad valorem, premium, value-added, excise, real property, personal property, sales, use, services, transfer, withholding, employment, payroll and franchise taxes imposed by the United States of America or any state, local or foreign government, or any agency thereof, or other political subdivision of the United States or any such government, and any interest, fines, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any tax or any contest or dispute thereof and (ii) “Tax Returns” means all reports, returns, declarations, statements or other information required to be supplied to a taxing authority in connection with Taxes including any supplements or amendments thereto.
          (b) The Company has made available to the Buyer correct and complete copies of all federal income Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by the Company since January 1, 2003. The federal income Tax Returns of the Company and each of its Subsidiaries have been audited by the Internal Revenue Service or are closed by the applicable statute of limitations for all taxable years through the taxable year specified in Section 3.8 of the Company Disclosure Schedule. The Company has made available to the Buyer correct and complete copies of all other Tax Returns of the Company and its Subsidiaries together with all related examination reports and statements of deficiency for all periods from and after January 1, 2003. No examination or audit of any Tax Return of the Company or any of its Subsidiaries by any Governmental Entity is currently in progress or, to the actual knowledge as of the date hereof of the individuals identified in the Preamble to the Company Disclosure Schedule (the “Company’s Knowledge”), threatened or contemplated and which is reasonably likely, individually or in the aggregate, to have had or have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has been informed by any Governmental Entity that the Governmental Entity believes that the Company or any of its Subsidiaries was required to file any Tax Return that was not filed. Neither the Company nor any of its Subsidiaries has waived any statute of limitations with respect to Taxes or agreed to an extension of time with respect to a Tax assessment or deficiency.
          (c) Neither the Company nor any of its Subsidiaries: (i) has made any payments, is obligated to make any payments, or is a party to any agreement that could obligate it to make any payments that will be treated as an “excess parachute payment” under Section 280G of the Code; or (ii) has any actual or potential liability for any Taxes of any person (other than the Company and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of law in any jurisdiction), or as a transferee or successor, by contract or otherwise.
          (d) Neither the Company nor any of its Subsidiaries (i) is or has ever been a member of a group of corporations with which it has filed (or been required to file) consolidated, combined or unitary Tax Returns, other than a group of which only the Company and its Subsidiaries are or were members or (ii) is a party to or bound by any Tax indemnity, Tax sharing, Tax allocation or similar agreement.

          (e) Neither the Company nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.
          (f) Neither the Company nor any of its Subsidiaries has, with respect to any open taxable period, applied for and been granted permission to adopt a change in its method of accounting requiring adjustments under Section 481 of the Code or comparable state, local or foreign law and neither, to the Company’s Knowledge, has the Internal Revenue Service proposed any such adjustment or change in accounting method, nor do the Company or any of its Subsidiaries have any application pending with any Governmental Entity requesting permission for any changes in accounting methods that relate to the business or assets of the Company or any of its Subsidiaries
          (g) There are no Liens with respect to Taxes upon any of the assets properties of either the Company or its Subsidiaries, other than with respect to Taxes not yet due and payable.
          (h) None of Company or any of its Subsidiaries has been either a “distributing corporation” or a “controlled corporation” in a distribution occurring during the last five years in which the parties to such distribution treated the distribution as one to which Section 355 of the Code is applicable.
          (i) No closing agreement pursuant to section 7121 of the Code (or any similar provision of state, local or foreign law) has been entered into by or with respect to Company or any of its Subsidiaries.
          (j) The Company will not be required to include amounts in income, or exclude items of deduction, in a taxable period beginning after the Closing Date as a result of (i) a change in method of accounting occurring prior to the Closing Date, (ii) an installment sale or open transaction arising in a taxable period (or portion thereof) ending on or before the Closing Date, (iii) a prepaid amount received, or paid, prior to the Closing Date or (iv) deferred gains arising prior to the Closing Date.
          (k) Neither the Company nor any of its Subsidiaries has engaged in any transaction that could give rise to (i) a registration obligation with respect to any person under Section 6111 of the Code or the regulations thereunder, (ii) a list maintenance obligation with respect to any person under Section 6112 of the Code or the regulations thereunder, or (iii) a disclosure obligation as a “reportable transaction” under Section 6011 of the Code and the regulations thereunder.
          (l) all awards, grants or bonuses made pursuant to any Employee Benefit Plan have been, or will be, fully deductible by the Company or its Subsidiaries notwithstanding the provisions of Sections 162(m) of the Code and the Regulations promulgated thereunder.
     3.9 Owned and Leased Properties.

          (a) Section 3.9(a) of the Company Disclosure Schedule lists the property address of each item of real property or interest in real property (other than Leased Real Property) owned by the Company or any Subsidiary of the Company (the “Owned Real Property”). With respect to each item of Owned Real Property, except as set forth on Section 3.9 of the Company Disclosure Schedule,
               (i) the Company or a Subsidiary has good, valid and clear record and marketable title to such Owned Real Property free and clear of any Liens, except for any Liens that, individually or in the aggregate, are not reasonably likely to result in a Company Material Adverse Effect;
               (ii) there are no pending or, to the Company’s Knowledge, threatened condemnation proceedings, litigation or administrative actions relating to such Owned Real Property;
               (iii) there are no leases, subleases, licenses or agreements, written or oral, granting to any party or parties (other than the Company or a Subsidiary) the right of use or occupancy of any portion of such Owned Real Property;
               (iv) there are no outstanding options or rights of first refusal to purchase such Owned Real Property, or any portion thereof or interest therein; and
               (v) the Company has delivered to the Buyer complete and accurate copies of all of the following materials relating to such Owned Real Property, to the extent in the Company’s possession or control: title insurance policies and commitments; deeds; encumbrance and easement documents and other documents and agreements affecting title to or for operation of such Owned Real Property; surveys; soils, environmental assessment and similar reports.
          (b) Section 3.9(b) of the Company Disclosure Schedule sets forth a complete and accurate list as of the date of this Agreement of all real property leased, subleased, licensed or otherwise occupied by the Company or any of its Subsidiaries (the “Leased Real Property”) pursuant to written or verbal agreements (collectively “Company Leases”) and the location of the premises. The Company or a Subsidiary has a good and valid leasehold estate in all Leased Real Property. Each Company Lease is a valid and binding obligation of the Company or Subsidiary party thereto, in full force and effect and enforceable in accordance with its terms. Neither the Company nor any of its Subsidiaries nor, to the Company’s Knowledge, any other party to any Company Lease is in default, under any of the Company Leases, and no event has occurred which, with notice or lapse of time, would constitute a breach or default under the Company Leases by the Company or Subsidiary party thereto, except where the existence of such defaults, individually or in the aggregate, is not reasonably likely to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has assigned, transferred, conveyed, mortgaged or encumbered any interest in any Leased Real Property, and the Company or one of its Subsidiaries enjoys peaceful and undisturbed possession under the Company Leases. Neither the Company nor any of its Subsidiaries leases, subleases or licenses any real property to any person other than the Company and its Subsidiaries. The Company has made available to the Buyer complete and accurate copies of all Company Leases.

          (c) The Company and each of its Subsidiaries have good title to, or a valid leasehold interest in, all of its material tangible assets and properties set forth on the Balance Sheet, except for assets and properties disposed of in the Ordinary Course of Business since the Balance Sheet Date and except for minor defects in title, easements of record, restrictive covenants, Taxes not yet due and payable, that are payable without penalty or that are being contested in good faith and for which adequate reserves have been recorded and similar encumbrances that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect. All such material tangible assets and properties, other than assets and properties in which the Company or any of its Subsidiaries has a leasehold interest, are free and clear of all Liens, except for (i) Liens for Taxes not yet due and payable, that are payable without penalty or that are being contested in good faith and for which adequate reserves have been recorded, (ii) Liens for assessments and other governmental charges or liens of landlords, carriers, warehousemen, mechanics and repairmen incurred in the Ordinary Course of Business, in each case for sums not yet due and payable or due but not delinquent or being contested in good faith by appropriate proceedings, (iii) Liens incurred in the Ordinary Course of Business in connection with workers’ compensation, unemployment insurance and other types of social security or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return of money bonds and similar obligations, (iv) Liens set forth on Section 3.9(c) of the Company Disclosure Schedule and (v) Liens that do not materially interfere with the conduct of the business of the Company as currently conducted and do not materially affect the use or value of such assets and properties.
     3.10 Intellectual Property.
          (a) The Company and its Subsidiaries own, license, sublicense or otherwise possess legally enforceable rights to use all Intellectual Property necessary to conduct the business of the Company and its Subsidiaries as currently conducted (in each case excluding generally commercially available, off-the-shelf software programs), the absence of which, individually or in the aggregate, is reasonably likely to have a Company Material Adverse Effect. For purposes of this Agreement, the term “Intellectual Property” means (i) patents, trademarks, service marks, trade names, domain names, copyrights, designs and trade secrets, (ii) applications for and registrations of such patents, trademarks, service marks, trade names, domain names, copyrights and designs, (iii) processes, formulae, methods, schematics, technology, know-how, computer software programs and applications, and (iv) other tangible or intangible proprietary or confidential information and materials.
          (b) The execution and delivery of this Agreement by the Company and the consummation by the Company of the Merger will not result in the breach of, or create on behalf of any third party the right to terminate or modify, (i) any license, sublicense or other agreement relating to any Intellectual Property owned by the Company that is material to the business of the Company and its Subsidiaries, taken as a whole (the “Company Intellectual Property”), or (ii) any license, sublicense and other agreement as to which the Company or any of its Subsidiaries is a party and pursuant to which the Company or any of its Subsidiaries is authorized to use any third party Intellectual Property that is material to the business of the Company and its Subsidiaries, taken as a whole, including software that is used in the manufacture of, incorporated in, or forms a part of any product or service sold or licensed by the Company or any of its Subsidiaries, but excluding generally commercially available, off-the-shelf software programs (the “Third Party Intellectual Property”). The Company and its Subsidiaries are in compliance in all material respects with the terms of the licenses and sublicenses of Third Party Intellectual Property, and neither the Company nor any of its Subsidiaries have been informed in writing since January 1, 2005 that any such license or sublicense of Third Party Intellectual Property will be terminated. Section 3.10 of the Company Disclosure Schedule sets forth a complete and accurate list of all applications and registrations for Company Intellectual Property (other than unregistered copyrights, trade secrets and confidential information) and a complete and accurate list of all Third Party Intellectual Property. To the Company’s Knowledge, the Company and its Subsidiaries are the exclusive owners of all rights, title and interest in the Company Intellectual Property identified in Section 3.10 of the Company Disclosure Schedule and, except as licensed in the licenses identified in Section 3.10 of the Company Disclosure Schedule or in licenses to customers, have the exclusive right to use the Company Intellectual Property. Except as set forth in Section 3.10 of the Company Disclosure Schedule, no claim to ownership or partial ownership of the Company Intellectual Property or right to use the Company Intellectual Property has been asserted in any action, suit or proceeding, involving the Company or any of its Subsidiaries that remains unresolved. Except as set forth in Section 3.10 of the Company Disclosure Schedule, the Company Intellectual Property is not subject to any outstanding order, decree or judgment.
          (c) To the Company’s Knowledge, all patents and registrations for trademarks, service marks and copyrights that are held by the Company or any of its Subsidiaries and that are material to the business of the Company and its Subsidiaries, taken as a whole, are valid and subsisting and have not expired or been cancelled or abandoned. To the Company’s Knowledge, no third party is infringing, violating or misappropriating any of the Company Intellectual Property. To the Company’s Knowledge, no action, suit, proceeding or investigation involving the Company is pending or threatened to invalidate, cancel or render unenforceable any patents or registrations for trademarks, service marks or copyrights material to the business of the Company and its Subsidiaries, taken as a whole. All patents and registrations for trademarks, service marks or copyrights owned by the Company are properly granted or registered, as the case may be, under applicable law, except where the failure to be so registered, individually or in the aggregate, is not reasonably likely to have a Company Material Adverse Effect.
          (d) The Company and its Subsidiaries have taken reasonable measures to protect the proprietary nature of the Company Intellectual Property.
          (e) To the Company’s Knowledge, the conduct of the business of the Company and its Subsidiaries as currently conducted does not infringe, violate or constitute a misappropriation of any Intellectual Property of any third party, except for such infringements, violations and misappropriations that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect. Since January 1, 2005, neither the Company nor any of its Subsidiaries has received any written claim or notice alleging any such infringement, violation or misappropriation. Except as set forth in Section 3.10 of the Company Disclosure Schedule, the Company has not received since January 1, 2005 any written notice of, and is not otherwise aware of, any infringement by or misappropriation by others of Company Intellectual Property that is material to the business of the Company, or any violation of the confidentiality of any of its confidential business information. To the Company’s Knowledge, the Company is not making unlawful or unauthorized use of any Intellectual Property of any past or present employee or consultant of the Company.
          (f) The parties agree that the only representations and warranties of the Company in this Agreement as to intellectual property matters are contained in this Section 3.10.
     3.11 Contracts.
          (a) For purposes of this Agreement, “Company Material Contract” shall mean:
               (i) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) with respect to the Company and its Subsidiaries;
               (ii) any employment or consulting Contract with any executive officer or other employee of the Company or member of the Company’s Board of Directors earning a combined annual salary and guaranteed bonus in excess of $100,000, other than those that are terminable by the Company or any of its Subsidiaries on no more than 30 days notice without liability or financial obligation to the Company;
               (iii) any Contract containing any covenant (A) limiting the right of the Company or any of its Subsidiaries to engage in any line of business or compete with any person in any line of business or to compete with any party, (B) granting any exclusive rights to make, sell or distribute the Company’s products, or (C) otherwise prohibiting or limiting the right of the Company and its Subsidiaries to make, sell or distribute any products or services;
               (iv) any Contract relating to the disposition or acquisition by the Company or any of its Subsidiaries after the date of this Agreement of a material amount of assets or pursuant to which the Company or any of its Subsidiaries has any material ownership interest in any other person or other business enterprise other than the Company’s Subsidiaries;
               (v) any Contract to license any third party or to manufacture or reproduce any of the Company’s products, services or technology or any Contract to sell or distribute any of the Company’s products, services or technology, except agreements with distributors, sales representatives or other resellers in the Ordinary Course of Business;
               (vi) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other contracts or instruments relating to the borrowing of money or extension of credit, other than accounts receivables and payables in the Ordinary Course of Business;
               (vii) any settlement agreement entered into within two (2) years prior to the date of this Agreement, other than (A) releases immaterial in nature or amount entered into with former employees or independent contractors of the Company in the Ordinary Course of Business in connection with the routine cessation of such employee’s or independent contractor’s employment with the Company or (B) settlement agreements for cash only (which has been paid);

               (viii) any Contract under which the Company or any Subsidiaries has licensed its Intellectual Property to a third party;
               (ix) any Contract under which the Company or any Subsidiaries has received a license to any Third Party Intellectual Property that is material to the business of the Company and its Subsidiaries, taken as a whole;
               (x) any Contract or instrument under which the Company is owed money from any executive officer or director of the Company, other than advances for expenses in the Ordinary Course of Business; or
               (xi) any Contract or an instrument (other than purchase orders and similar agreements entered into in the Ordinary Course of Business) for the purchase of any materials, supplies, goods, products, services or equipment or licensing of rights that requires an annual expenditure by the Company of more than $250,000 other than those that are terminable by the Company or any of its Subsidiaries on no more than 30 days notice without liability or financial obligation to the Company.
          (b) Section 3.11 of the Company Disclosure Schedule sets forth a list of all written Company Material Contracts to which the Company or any of its Subsidiaries is a party as of the date hereof.
          (c) All Company Material Contracts are valid and in full force and effect except to the extent they have previously expired in accordance with their terms or if the failure to be in full force and effect, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has violated any provision of, or committed or failed to perform any act that, with or without notice, lapse of time or both, would constitute a material default under the provisions of any Company Material Contract.
     3.12 Litigation. Except as set forth in Section 3.12 in the Company Disclosure Schedule, there is no action, suit, proceeding, claim, arbitration or investigation pending or, to the Company’s Knowledge, threatened against the Company or any of its Subsidiaries that is material to the Company or any of its Subsidiaries. There are no material judgments, orders or decrees outstanding against the Company or any of its Subsidiaries. There is no action, suit, investigation or proceeding pending as of the date of this Agreement against the Company or, to the Company’s Knowledge, any of its directors or executive officers, alleging a violation of federal or state securities laws, that relates to the Company.
     3.13 Environmental Matters.
          (a) Except for matters that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect:
               (i) neither the Company nor its Subsidiaries has received any written notice and, to the Company’s Knowledge, are not aware of any pending or threatened notices alleging any of them has not complied with or has any liability under Environmental Laws;

               (ii) the Company and its Subsidiaries have not received any written notice and, to the Company’s Knowledge, are not aware of any pending or threatened notices, that they are or may be subject to liability related to Hazardous Substances, Contamination or violation of Environmental Law, including with respect to any property currently owned, leased or occupied by the Company or any Subsidiary, any property previously owned, leased or occupied by the Company or any Subsidiary or any third party;
               (iii) neither the Company nor any of its Subsidiaries is subject to any orders, decrees or injunctions by any Governmental Entity in connection with any Environmental Law;
               (iv) each of the Company and the Subsidiaries of Company is, and during the term of applicable statutes of limitation at all prior times was, in compliance with all applicable Environmental Laws, including the possession of or having applied for all Permits required under applicable Environmental Laws, and compliance with their terms and conditions, and the Company and its Subsidiaries have made all reports and given all notices required by Environmental Laws;
               (v) no civil, criminal or administrative suit, claim, action or proceeding is pending or, to the Company’s knowledge, threatened and to the Company’s Knowledge, there is no pending investigation by any Governmental Entity, under any Environmental Law relating to any operations, property or facility owned, operated or leased by the Company or any of its Subsidiaries, or with respect to the operations, properties or facilities of the Company or any of its Subsidiaries previously owned, operated or leased by the Company or any of its Subsidiaries, or, to the Company’s Knowledge, to any location at or to which the Company or any of its Subsidiaries has disposed of, transported or arranged for the disposal of Hazardous Substances;
               (vi) to the Company’s Knowledge, Contamination is not present at any property or facility currently or formerly owned, leased, occupied or operated by any of the Company and its Subsidiaries in amount or condition that could reasonably be expected to result in liability to any of the Company and its Subsidiaries; and
               (vii) none of the Company and its Subsidiaries has assumed, or provided indemnity against, any liability of any other person or entity under any Environmental Law.
          (b) For purposes of this Agreement, the term “Environmental Law” means any law, statute, regulation, order, decree or permit or other legally binding requirement of any governmental jurisdiction relating to: (i) the protection, investigation or restoration of the environment, human health or safety, or natural resources, (ii) the handling, use, storage, treatment, transport, disposal, release or threatened release of any Hazardous Substance or (iii) noise, odor or wetlands protection.
          (c) For purposes of this Agreement, the term “Hazardous Substance” means: (i) any substance that is regulated or that falls within the definition of a “hazardous substance,” “solid waste,” “hazardous waste” or “hazardous material” pursuant to any Environmental Law;

(ii) any petroleum, petroleum product or by-product, asbestos or asbestos-containing material, polychlorinated biphenyls, radioactive materials or radon; or (iii) any substance the release of which could reasonably be expected to result in liability under any Environmental Law.
          (d) For purposes of this Agreement, the term “Contamination” or “Contaminated” means: the presence of Hazardous Substances in, on or under the soil, ambient air, groundwater, surface water or other environmental media or within occupied structures requiring investigation, remediation, removal, reporting or other response action under any Environmental Law or that could otherwise reasonably be expected to result in liability under any Environmental Law.
          (e) The parties agree that the only representations and warranties of the Company in this Agreement as to any Environmental Laws or any other obligation or liability with respect to the impact of Hazardous Substances on the environment or human health or safety are those contained in this Section 3.13 and in Sections 3.4 and Section 3.12 hereof. Without limiting the generality of the foregoing, the Buyer specifically acknowledges that the representations and warranties contained in Sections 3.6, 3.15 and 3.16 do not relate to such environmental matters.
     3.14 Employee Benefit Plans.
          (a) Section 3.14(a) of the Company Disclosure Schedule sets forth a complete and accurate list as of the date of this Agreement of all Employee Benefit Plans maintained, or contributed to, by the Company, any of the Company’s Subsidiaries or any of their ERISA Affiliates (together, the “Company Employee Plans”). For purposes of this Agreement, the following terms shall have the following meanings: (i) “Employee Benefit Plan” means any “employee pension benefit plan” (as defined in Section 3(2) of ERISA), any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), and any other written or oral plan, agreement or arrangement involving direct or indirect compensation involving one or more persons, including insurance coverage, severance benefits, disability benefits, retiree medical benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation and all unexpired severance agreements, for the benefit of, or relating to, any current or former employee of the Company or any of its Subsidiaries or an ERISA Affiliate; (ii) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended; and (iii) “ERISA Affiliate” means any entity that is a member of (A) a controlled group of corporations (as defined in Section 414(b) of the Code), (B) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), or (C) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes the Company or a Subsidiary of the Company.
          (b) With respect to each Company Employee Plan, the Company has made available to the Buyer a complete and accurate copy of (as applicable) (i) the plan document or other governing contract for such Company Employee Plan, including all amendments and supplements thereto, and a summary of any unwritten Company Employee Plan, (ii) the annual report (Form 5500, including schedule and attachments) filed with the Internal Revenue Service for the last three (3) plan years; (iii) each trust agreement, group annuity contract, or other funding agreement or contract for the Company Employee Plan; (iv) the most recently distributed summary plan description, any summaries of material modification, and any similar descriptions prepared or required for any Company Employee Plan relating to such Company Employee Plan; (v) the most recently received determination letter and/or opinion letter issued by the Internal Revenue Service for any Company Employee Plan; and (vi) the actuarial report and financial statements for the last three (3) years for any Company Employee Plan.
          (c) Each Company Employee Plan is being operated and administered in all material respects in accordance with ERISA, the Code and all other applicable laws and the regulations thereunder and in accordance with its terms. None of the Company, the Company’s Subsidiaries, or their ERISA Affiliates, any officer or employee of such Company, Subsidiary, or ERISA Affiliate, or any of the Company Employee Plans which are subject to ERISA, including any trusts created thereunder, or any trustee, administrator, or fiduciary thereof, has engaged in a prohibited transaction (as defined in Section 406 of ERISA or Section 4975 of the Code) that has resulted or could reasonably be expected to result in material liability to the Company. All contributions and all payments and premiums required to have been made to or under any Company Employee Plan have been made (or otherwise accrued to the extent required by GAAP if not yet due) and nothing has occurred with respect to the operation of the Company Employee Plans that would reasonably be expected to cause the imposition of a material liability, penalty or tax on the Company under ERISA, the Code or other applicable law). None of the Company Employee Plans have been terminated, nor has there been any reportable event (as defined in Section 4043 of ERISA) with respect to any Company Employee Plan within the last three (3) years.
          (d) The assets of each Company Employee Plan that is funded are reported at their fair market value on the books and records of such Employee Benefit Plan.
          (e) All the Company Employee Plans that are intended to be qualified under Section 401(a) of the Code have received determination letters from the Internal Revenue Service to the effect that such Company Employee Plans are qualified and the plans and trusts related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, no such determination letter has been revoked and, to the Company’s Knowledge, revocation has not been threatened, no such Employee Benefit Plan has been amended or operated since the date of its most recent determination letter or application therefor in any respect, and no act or omission has occurred, that would adversely affect its qualification or materially increase its cost. Any voluntary employee benefit association that provides benefits to current or former employees of the Company, the Company’s Subsidiaries, or any of their ERISA Affiliates, or their beneficiaries, is and has been qualified under Section 501(c)(9) of the Code.
          (f) Neither the Company, any of the Company’s Subsidiaries nor any of the ERISA Affiliates of the Company and its Subsidiaries has (i) ever maintained a Company Employee Plan that was ever subject to Section 412 of the Code or Title IV of ERISA or (ii) ever been obligated to contribute to a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA).

          (g) Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to any oral or written (i) agreement with any shareholders, director, executive officer or other key employee of the Company or any of its Subsidiaries (A) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company or any of its Subsidiaries of the nature of any of the transactions contemplated by this Agreement, (B) providing any term of employment or compensation guarantee or (C) providing severance benefits or other benefits after the termination of employment of such director, executive officer or key employee; or (ii) agreement or plan binding the Company or any of its Subsidiaries, including any stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan or severance benefit plan, any of the benefits of which shall be increased, or the vesting of the benefits of which shall be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which shall be calculated on the basis of any of the transactions contemplated by this Agreement.
          (h) Except as set forth in Section 3.14(h) in the Company Disclosure Schedule, there are no pending or, to Company’s Knowledge, threatened suits, audits, examinations, actions, litigation or claims (excluding claims for benefits incurred in the ordinary course) with respect to any of the Company Employee Plans that, individually or in the aggregate, are reasonably likely to have a Company Material Adverse Effect.
          (i) Neither the Company, its Subsidiaries, or any of their ERISA Affiliates maintain or have an obligation to contribute to, or provide coverage under, any retiree life or retiree health plans or arrangements which provide for continuing benefits or coverage for current or former officers, directors or employees of the Company, the Company’s Subsidiaries, or any of their ERISA Affiliates, except (i) as may be required under part 6 of Subtitle B of Title I of ERISA and at the sole expense of the participant or the participant’s beneficiary, or (ii) pursuant to a medical expense reimbursement account described in Section 125 of the Code.
          (j) Except as set forth in Section 3.14(j) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment becoming due to any current or former employee or director of the Company or its Subsidiaries, (ii) increase any benefits under any Company Employee Plan, or (iii) result in the acceleration of the time of payment, vesting or other rights with respect to any such benefits.
          (k) To the Company’s Knowledge, no Company Employee Plan is currently under audit or investigation by any governmental agency.
          (l) To the Company’s Knowledge, each of the Company Employee Plans subject to Code Section 409A has been administered in all material respects in good faith compliance with the applicable requirements of Code Section 409A, IRS Notice 2005-1 and the proposed regulations issued thereunder.
          (m) The parties agree that the only representations and warranties of the Company in this Agreement as to employee benefit matters or any liability or obligation relating to employee benefit matters are those contained in this Section 3.14.

     3.15 Compliance With Laws. The Company and each of its Subsidiaries is in compliance with, is not in violation of, and, since January 1, 2005, has not received any written notice alleging any material violation with respect to, any applicable statute, law or regulation with respect to the conduct of its business, or the ownership or operation of its properties or assets.
     3.16 Permits. The Company and each of its Subsidiaries have all permits, licenses and franchises from Governmental Entities required to conduct their businesses as now being conducted, except for such permits, licenses and franchises the absence of which, individually or in the aggregate, is not reasonably likely to have a Company Material Adverse Effect (the “Company Permits”). The Company and each of its Subsidiaries are in compliance with the terms of the Company Permits, except for such failures to comply that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect. Section 3.16 of the Company Disclosure Schedule sets forth a list of states in which the Company and its Subsidiaries are authorized to conduct business as a foreign corporation.
     3.17 Labor Matters.
          (a) Section 3.17(a) of the Company Disclosure Schedule contains a list as of the date of this Agreement of all employees of the Company and each of its Subsidiaries whose annual rate of base compensation excluding bonuses exceeds $100,000 per year, along with the position and the annual rate of base compensation of each such person.
          (b) Except as set forth in Section 3.17(b) of the Company Disclosure Schedule, no employee or former employee of the Company is subject to any collective bargaining or works council agreement relating to their employment with the Company, and there is no union, works council, or other labor organization which, pursuant to applicable law, must be notified or consulted or with which negotiations need to be conducted by operation of law in connection with the Merger.
          (c) Except as set forth in Section 3.17(c) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is the subject of any proceeding asserting that the Company or any of its Subsidiaries has committed an unfair labor practice or is seeking to compel it to bargain with any labor union, works council, or other labor organization that, individually or in the aggregate, is reasonably likely to have a Company Material Adverse Effect, and there is not pending or, to the Company’s Knowledge, threatened, any labor strike, dispute, walkout, work stoppage, slow-down or lockout involving the Company or any of its Subsidiaries that, individually or in the aggregate, is reasonably likely to have a Company Material Adverse Effect.
          (d) Except as set forth in Section 3.17(d) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is the subject of any proceeding pending or, to the Company’s Knowledge, threatened, before the Equal Employment Opportunity commission or any other similar state or local agency responsible for the prevention of unlawful employment practices.

     3.18 Insurance. Each of the Company and its Subsidiaries maintains insurance policies with reputable insurance carriers against all risks of a character and in such amounts as are usually insured against by similarly situated companies in the same or similar businesses. The Company has made available to the Buyer all current insurance policies and binders that are material to the Company and its Subsidiaries taken as a whole (“Insurance Policies”) (i) insuring the business or properties of the Company or its the Subsidiaries or (ii) which provide insurance for any director, officer, employee, fiduciary or agent of the Company or any of its Subsidiaries that is held by or on behalf of the Company or any Subsidiary of the Company. All Insurance Policies are in full force and effect, except where to failure to be in full force and effect would not, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect. Except as set forth in Section 3.18 of the Company Disclosure Schedule, there are no outstanding material claims under any Insurance Policy which have been denied or disputed by the insurer and would, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect. Neither the Company nor any Subsidiary has received written notice of cancellation or termination with respect to any Insurance Policy that has not been replaced on substantially similar terms prior to the date of such cancellation.
     3.19 Commercial Relationships. Set forth in Section 3.19 of the Company Disclosure Schedule is a list of: (i) each customer of the Company that accounted for $200,000 or more of the consolidated revenue of the Company and its Subsidiaries for the year ended December 31, 2005, and (ii) the Company’s top 25 suppliers for the year ended June 30, 2006.
     3.20 Affiliate Transactions. Except as disclosed in Section 3.20 of the Company Disclosure Schedule, no officer, director, employee, equityholder, or Affiliate of the Company or any of its Subsidiaries is a party to any contract or transaction with the Company or any of its Subsidiaries or has any interest in any property, real or personal or mixed, tangible or intangible, of the Company or any of its Subsidiaries, in either case that will survive the Closing.
     3.21 Sufficiency of the Assets. The assets of the Company and its Subsidiaries are sufficient in all material respects to conduct the business of the Company as currently conducted.
     3.22 Opinion of Bear, Stearns & Co. Inc. Bear, Stearns & Co. Inc. has delivered to the Special Committee of the Board of Directors of the Company an opinion dated the date of this Agreement to the effect that, as of such date, that the Merger Consideration is fair to the holders of Company Common Stock (other than Gary E. West and his Affiliates) from a financial point of view.
     3.23 Acquisitions and/or Divestitures. The Company has provided the Buyer with true and complete copies of all agreements dated on or after January 1, 1996, pursuant to which the company or any of its Subsidiaries has (i) acquired or sold any stock or assets for an aggregate purchase price greater than $1,000,000 and (ii) agreed to indemnification or other similar obligations that survive the date of any such agreement. Section 3.23 of the Company Disclosure Schedule lists the Company’s good faith estimate of the material payment obligations (whether contingent or otherwise) of the Company and its Subsidiaries in respect of earn-outs, deferred purchase price arrangements or similar arrangements that have arisen in connection with investments in or acquisitions of companies or businesses.

     3.24 Brokers. The Company has made available to the Buyer each agreement or commitment of the Company or any of its Affiliates with any broker, investment banker, financial advisor or other firm, to pay any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with any of the transactions contemplated by this Agreement.
     3.25 Sections 2581 through 2588 of the PBCL. The Company acknowledges and agrees that Sections 2581 through 2588 of the PBCL are inapplicable to the Merger and the transactions contemplated by this Agreement.
ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF THE BUYER AND
THE TRANSITORY SUBSIDIARY
     The Buyer and the Transitory Subsidiary represent and warrant to the Company as of the date hereof and as of the Closing Date that the statements contained in this Article IV are true and correct, except as set forth herein or in the disclosure schedule delivered by the Buyer and the Transitory Subsidiary to the Company and dated as of the date of this Agreement (the “Buyer Disclosure Schedule”).
     4.1 Organization, Standing and Power. Each of the Buyer and the Transitory Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted, and is duly qualified to do business and, where applicable as a legal concept, is in good standing as a foreign corporation in each jurisdiction in which the character of the properties it owns, operates or leases or the nature of its activities makes such qualification necessary, except for such failures to be so organized, qualified or in good standing, individually or in the aggregate, that are not reasonably likely to have a Buyer Material Adverse Effect. For purposes of this Agreement, the term “Buyer Material Adverse Effect” means any material adverse change, event, circumstance or development with respect to, or any material adverse effect on, (a) the business, financial condition or results of operations of the Buyer and its Subsidiaries, taken as a whole, or (b) the ability of the Buyer or the Transitory Subsidiary to consummate the transactions contemplated by this Agreement.
     4.2 Authority; No Conflict; Required Filings and Consents.
          (a) Each of the Buyer and the Transitory Subsidiary has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement by the Buyer and the Transitory Subsidiary have been duly authorized by all necessary corporate action on the part of each of the Buyer and the Transitory Subsidiary. This Agreement has been duly executed and delivered by each of the Buyer and the Transitory Subsidiary and constitutes the valid and binding obligation of each of the Buyer and the Transitory Subsidiary, enforceable against each of them in accordance with its terms, subject to the Bankruptcy and Equity Exception.
          (b) The execution and delivery of this Agreement by each of the Buyer and the Transitory Subsidiary do not, and the consummation by the Buyer and the Transitory

Subsidiary of the transactions contemplated by this Agreement shall not, (i) conflict with, or result in any violation or breach of, any provision of the Certificate of Formation or limited liability company agreement of the Buyer or the Articles of Incorporation or By-laws of the Transitory Subsidiary, (ii) conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, require a consent or waiver under, constitute a change in control under, require the payment of a penalty under or result in the imposition of any Lien on the Buyer’s or the Transitory Subsidiary’s assets under, any of the terms, conditions or provisions of any lease, license, contract or other agreement, instrument or obligation to which the Buyer or the Transitory Subsidiary is a party or by which any of them or any of their properties or assets may be bound, or (iii) subject to compliance with the requirements specified in clauses (i) and (ii) of Section 4.2(c), conflict with or violate any permit, franchise, license, judgment, injunction, order, decree, statute, law, ordinance, rule or regulation applicable to the Buyer or the Transitory Subsidiary or any of its or their respective properties or assets, except in the case of clauses (ii) and (iii) of this Section 4.2(b) for any such conflicts, violations, breaches, defaults, terminations, cancellations, accelerations, losses, penalties or Liens, and for any consents or waivers not obtained, that, individually or in the aggregate, are not reasonably likely to have a Buyer Material Adverse Effect.
          (c) No consent, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with, any Governmental Entity or any stock market or stock exchange on which shares of the Buyer’s common stock are listed for trading is required by or with respect to the Buyer or the Transitory Subsidiary in connection with the execution and delivery of this Agreement by the Buyer or the Transitory Subsidiary or the consummation by the Buyer or the Transitory Subsidiary of the transactions contemplated by this Agreement, except for (i) the filing of the Articles of Merger with the Department of State of the Commonwealth of Pennsylvania and appropriate corresponding documents with the appropriate authorities of other states in which the Company is qualified as a foreign corporation to transact business, (ii) the filing of such reports, schedules or materials under Section 13 of or Rule 14a-12 under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby, (iii) the filing under the HSR Act as contemplated by Section 6.5 below, and (iv) such other consents, approvals, licenses, permits, orders, authorizations, registrations, declarations, notices and filings that, if not obtained or made, would not be reasonably likely to have a Buyer Material Adverse Effect.
          (d) No vote of the holders of any class or series of the Buyer’s capital stock or other securities is necessary for the consummation by the Buyer of the transactions contemplated by this Agreement.
     4.3 Information Provided. The information to be supplied by or on behalf of the Buyer for inclusion in the Proxy Statement to be sent to the shareholders of the Company in connection with the Company Meeting shall not, on the date the Proxy Statement is first mailed to shareholders of the Company, at the time of the Company Meeting or at the Effective Time, contain any statement that, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the Proxy Statement not false or misleading;

or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Meeting that has become false or misleading. If at any time prior to the Company Meeting any fact or event relating to the Buyer or any of its Affiliates that should be set forth in a supplement to the Proxy Statement should be discovered by the Buyer or should occur, the Buyer shall, promptly after becoming aware thereof, inform the Company of such fact or event.
     4.4 Absence of Certain Changes or Events. Since July 1, 2006, there has not been a Buyer Material Adverse Effect.
     4.5 Operations of the Transitory Subsidiary. The Transitory Subsidiary was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.
     4.6 Financing. Attached hereto as Schedule 4.6(i) is a true and complete copy of the commitment letter, dated November 13, 2006, among Transitory Subsidiary and Credit Suisse Securities (USA) LLC and Credit Suisse, Cayman Islands Branch (“Credit Suisse”) (the “Debt Financing Commitment”), pursuant to which Credit Suisse has agreed, subject to the conditions set forth therein, to lend the amount set forth in the Debt Financing Commitment to the Transitory Subsidiary, for the purpose, among other things, of consummating the transactions contemplated by this Agreement (the “Debt Financing”). The Debt Financing Commitment has not been amended or modified prior to the date of this Agreement, and the commitment contained in the Debt Financing Commitment has not been withdrawn or rescinded in any respect. The Debt Financing Commitment is in full force and effect. There are no conditions precedent or other contingencies related to the funding of the full amount of the Debt Financing, other than as set forth in or contemplated by the Debt Financial Commitment. Buyer has no reason as of the date hereof to believe that any of the conditions to the Debt Financing contemplated by the Debt Financing Commitment within the control of Buyer will not be satisfied or that the Debt Financing will not be made available to Buyer or the Transitory Subsidiary, as applicable, on the Closing Date. Notwithstanding anything else in this Agreement to the contrary, one or more Debt Financing Commitments may be superseded at the option of the Buyer after the date of this Agreement but prior to the Effective Time by instruments (the “New Financing Commitments”) which replace existing Debt Financing Commitments and/or contemplate co-investment by or financing from one or more other or additional parties; provided that the terms of the New Financing Commitments shall not (a) expand upon the conditions precedent to the Debt Financing as set forth in the Debt Financing Commitments in any material respect or (b) reasonably be expected to delay the Closing. In such event, the term “Financing Commitments” as used herein shall be deemed to include the Financing Commitments that are not so superseded at the time in question and the new Financing Commitments to the extent then in effect. The Buyer also has commitments from the “Investors” (as that term is defined in the Debt Financing Commitment) for equity capital in an amount not less than 24% of the total consolidated capitalization of Borrower (as defined in the Debt Financing Commitment) as required under the Debt Financing Commitment.
     4.7 Solvency. Immediately after giving effect to the transactions contemplated by this Agreement and the closing of any financing to be obtained by the Buyer or any of its

Affiliates in order to effect the transactions contemplated by this Agreement, the Buyer and the Surviving Corporation shall be able to pay their respective debts as they become due and shall own property having a fair saleable value greater than the amounts required to pay their respective debts (including a reasonable estimate of the amount of all contingent liabilities). Immediately after giving effect to the transactions contemplated by this Agreement and the closing of any financing to be obtained by the Buyer or any of its Affiliates in order to effect the transactions contemplated by this Agreement, the Buyer and the Surviving Corporation shall have adequate capital to carry on their respective businesses. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement and the closing of any financing to be obtained by the Buyer or any of its Affiliates in order to effect the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of the Buyer or the Surviving Corporation.
ARTICLE V. CONDUCT OF BUSINESS
     5.1 Covenants of the Company. Except as expressly provided or permitted herein, set forth in Section 5.1 of the Company Disclosure Schedule or as consented to in writing by the Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), during the period commencing on the date of this Agreement and ending at the Effective Time or such earlier date as this Agreement may be terminated in accordance with its terms (the “Pre-Closing Period”), the Company shall, and shall cause each of its Subsidiaries to, use commercially reasonable efforts to act and carry on its business in the Ordinary Course of Business, maintain and preserve its and each of its Subsidiary’s business organization, assets and properties and preserve its business relationships with customers, strategic partners, suppliers, distributors and others having business dealings with it. Without limiting the generality of the foregoing, except as expressly provided or permitted herein or as set forth in Section 5.1 of the Company Disclosure Schedule, during the Pre-Closing Period the Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, do any of the following without the prior written consent of the Buyer (which consent shall not be unreasonably withheld, conditioned or delayed):
          (a) (i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, securities or other property) in respect of, any of its capital stock (other than dividends and distributions by a direct or indirect wholly owned Subsidiary of the Company to its parent); (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or any of its other securities; or (iii) purchase, redeem or otherwise acquire any shares of its capital stock or any other of its securities or any rights, warrants or options to acquire any such shares or other securities, except, in the case of this clause (iii), for the acquisition of shares of Company Common Stock from (A) holders of Company Stock Options in full or partial payment of the exercise price payable by such holder upon exercise of Company Stock Options to the extent required or permitted under the terms of such Company Stock Options or (B) former employees, directors and consultants in accordance with agreements providing for the repurchase of shares at their original issuance price in connection with any termination of services to the Company or any of its Subsidiaries;

          (b) except as permitted by Section 5.1(j), issue, deliver, sell, grant, pledge or otherwise dispose of or encumber any shares of its capital stock, any other voting securities or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares, voting securities or convertible or exchangeable securities (other than the issuance of shares of Company Common Stock upon the exercise of Company Stock Options outstanding on the date of this Agreement);
          (c) amend its Articles of Incorporation, By-laws or other comparable charter or organizational documents;
          (d) acquire (i) by merging or consolidating with, or by purchasing all or a substantial portion of the assets or any stock of, or by any other manner, any business or any corporation, partnership, joint venture, limited liability company, association or other business organization or division thereof or (ii) any assets that are material, in the aggregate, to the Company and its Subsidiaries, taken as a whole, except purchases of inventory and raw materials in the Ordinary Course of Business;
          (e) sell, lease, license, pledge, or otherwise dispose of or encumber any material properties or material assets of the Company or of any of its Subsidiaries of other than disposed, obsolete or damaged property and sales of inventory in the Ordinary Course of Business;
          (f) (i) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person (other than (A) in connection with the financing of trade receivables in the Ordinary Course of Business, (B) letters of credit or similar arrangements issued to or for the benefit of suppliers and manufacturers in the Ordinary Course of Business and (C) pursuant to existing credit facilities in the Ordinary Course of Business), (ii) issue, sell or amend any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of another person, enter into any “keep well” or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, (iii) make any loans, advances (other than routine advances to employees of the Company and its Subsidiaries in the Ordinary Course of Business) or capital contributions to, or investment in, any other person, other than the Company or any of its direct or indirect wholly owned Subsidiaries, provided, however, that the Company may, in the Ordinary Course of Business, continue to invest in debt securities in accordance with the Company’s cash investment policy as described on Section 5.1 of the Company Disclosure Schedule, or (iv) other than in the Ordinary Course of Business, enter into any hedging agreement or other financial agreement or arrangement designed to protect the Company or its Subsidiaries against fluctuations in commodities prices or exchange rates;
          (g) make any capital expenditures or other expenditures with respect to property, plant or equipment in excess of $50,000, individually, or $100,000, in the aggregate for the Company and its Subsidiaries, taken as a whole, other than as set forth in the Company’s budget for capital expenditures previously made available to the Buyer or the specific capital expenditures disclosed in Section 5.1 of the Company Disclosure Schedule;

          (h) make any material changes in accounting methods, principles or practices, except insofar as may have been required by a change in GAAP;
          (i) except in the Ordinary Course of Business, enter into any material contract or agreement relating to the distribution, sale or marketing by third parties of the products of the Company or any of its Subsidiaries;
          (j) except as required to comply with applicable law or agreements, plans or arrangements existing on the date hereof, (i) adopt, enter into, terminate or amend any employment, severance or similar agreement or Company Employee Plan for the benefit or welfare of any current or former director, officer, employee or consultant or any collective bargaining agreement (except in the Ordinary Course of Business), (ii) increase in any material respect the compensation or fringe benefits of, or pay any bonus to, any director, officer, employee or consultant (except for annual increases (not to exceed 5% for any person) of salaries and year-end bonuses in the Ordinary Course of Business), (iii) amend or accelerate the payment, right to payment or vesting of any compensation or benefits, including any outstanding options or restricted stock awards, or (iv) pay any material benefit not provided for as of the date of this Agreement under any Company Employee Plan, provided that, to the extent accrued on the financial statements, the Company may pay bonuses to employees not to exceed $250,000.
          (k) change any method of Tax accounting, make or rescind any material Tax election (including an election on Form 3115 (Application for Change in Accounting Method), agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of material Taxes, settle or compromise any material Tax liability, enter into any closing agreement with respect to any Tax, surrender any right to claim a Tax refund or amend any material Tax Return;
          (l) initiate, compromise or settle any material litigation or arbitration proceeding (other than in connection with the enforcement of the Company’s rights under this Agreement);
          (m) enter into any Company Material Contract;
          (n) open any new, or permanently close any existing, facility or office; or
          (o) authorize any of, or commit or agree, in writing or otherwise, to take any of, the foregoing actions.
     Notwithstanding the foregoing, nothing contained in this Agreement shall give the Buyer, directly or indirectly, the right to control or direct the operations of the Company prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its or its Subsidiaries’ operations.
     5.2 Confidentiality. The parties acknowledge that the Buyer and the Company have previously executed a confidentiality agreement, dated as of July 19, 2006 (as amended, the “Confidentiality Agreement”), which Confidentiality Agreement shall continue in full force and effect in accordance with its terms, except as expressly modified herein.

ARTICLE VI. ADDITIONAL AGREEMENTS
     6.1 No Solicitation.
          (a) No Solicitation or Negotiation. Except as set forth in this Section 6.1, during the Pre-Closing Period the Company shall not, nor shall the Company authorize or permit any of its Subsidiaries to, nor shall the Company authorize its directors, officers, employees, investment bankers, attorneys, accountants and other advisors or representatives (such directors, officers, employees, investment bankers, attorneys, accountants, other advisors and representatives, collectively, “Representatives”) to, directly or indirectly:
               (i) solicit, initiate or encourage any inquiries or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal; or
               (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any non-public information for the purpose of encouraging or facilitating, any Acquisition Proposal.
     Notwithstanding anything to the contrary set forth in this Agreement, prior to the approval of this Agreement at the Company Meeting (the “Specified Time”), the Company may, to the extent failure to do so could reasonably constitute a breach of fiduciary obligations of the Company Board under applicable law, as determined in good faith by the Company Board after consultation with outside counsel, (A) in response to a Superior Proposal or a bona fide, unsolicited written Acquisition Proposal made or received after the date of this Agreement that the Company Board determines in good faith after consultation with outside counsel and its financial advisor is reasonably likely to lead to a Superior Proposal, in each case that did not result from a breach by the Company of this Section 6.1, and subject to compliance with Section 6.1(c), (x) furnish information with respect to the Company to the person making such Acquisition Proposal and its Representatives pursuant to a customary confidentiality agreement not, in the aggregate, less restrictive of the other party than the Confidentiality Agreement and (y) engage in discussions or negotiations (including solicitation of a revised Superior Proposal or Acquisition Proposal) with such person and its Representatives regarding any Superior Proposal or Acquisition Proposal, and (B) in response to a Superior Proposal or an inquiry that is reasonably likely to lead to a Superior Proposal, in each case that did not result from a breach by the Company of this Section 6.1, and subject to compliance with Section 6.1(c), amend, or grant a waiver or release under, any standstill or similar agreement with respect to any Company Common Stock.
          (b) No Change in Recommendation or Alternative Acquisition Agreement. During the Pre-Closing Period, the Company Board shall not:
          (i) except as set forth in this Section 6.1, withhold, withdraw or modify, in a manner adverse to the Buyer, the approval or recommendation by the Company Board with respect to the Company Voting Proposal;
          (ii) cause or permit the Company to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or similar agreement (an “Alternative Acquisition Agreement”) providing for the consummation of a transaction contemplated by any Acquisition Proposal (other than a confidentiality agreement referred to in Section 6.1(a) entered into in the circumstances referred to in Section 6.1(a)); or
               (iii) except as set forth in this Section 6.1, approve or recommend any Acquisition Proposal.
     Notwithstanding anything to the contrary set forth in this Agreement, the Company Board may (x) withdraw or modify the recommendation by the Company Board with respect to the Company Voting Proposal, and (y) in the event the withdrawal or modification is in response to a Superior Proposal, approve or recommend such Superior Proposal, if, in the case of clauses (x) and (y), the Company Board determines in good faith, after consultation with outside counsel, that failure to do so could reasonably constitute a breach of its fiduciary obligations under applicable law; but in the event the withdrawal or modification is in response to a Superior Proposal, such withdrawal or modification shall occur only (A) at a time that is after the fifth Business Day following Buyer’s receipt of written notice advising the Buyer that the Company Board desires to withdraw or modify the recommendation due to the existence of a Superior Proposal or an Acquisition Proposal reasonably likely to lead to a Superior Proposal, specifying the material terms and conditions of such Superior Proposal and identifying the person making such Superior Proposal and (B) if the Buyer does not make within forty-eight (48) hours of receipt of such written notice a binding, written and complete (including schedules and exhibits) offer (a “New Offer”) to amend the terms of this Agreement to include terms that are, as determined in good faith by the Company Board, at least as favorable to the shareholders of the Company as such Acquisition Proposal (it being understood that the Company shall not enter into a binding agreement in respect of such Superior Proposal during such five (5) Business Day period). The Company agrees that, during the period of five (5) Business Days prior to terminating this Agreement to enter into an agreement with respect to a Superior Proposal, the Company Board shall consider and negotiate with Buyer in good faith the revisions to the terms of the transaction contemplated by this Agreement that are proposed by Buyer. Nothing in this Section 6.1 shall be deemed prior to the termination of this Agreement to (A) permit the Company to take any action described in clauses (ii) or (iii) of the first sentence of this Section 6.1(b), or (B) affect any obligation of the Company under this Agreement or (C) limit the Company’s obligation to call, give notice of, convene and hold the Company Meeting, regardless of whether the Company Board has withdrawn or modified its recommendation of the Company Voting Proposal.
          (c) Notices to the Buyer. The Company shall promptly (within 48 hours) advise the Buyer orally, with written confirmation to follow promptly (and in any event within one Business Day), of receipt by the Company attaining knowledge of any Acquisition Proposal or any request for nonpublic information in connection with any Acquisition Proposal, or of any inquiry with respect to any Acquisition Proposal, the material terms and conditions of any such Acquisition Proposal or inquiry and the identity of the person making any such Acquisition Proposal or inquiry. The Company shall not provide any non-public information to or participate in discussions with the person or entity making any Superior Proposal until after the Company has notified the Buyer of such Acquisition Proposal as required by Section 6.1(b) above. The

Company shall keep the Buyer reasonably informed of the status, and any material change in the terms, of any such Acquisition Proposal or inquiry.
          (d) Break-Up Fee. In the event the Company Board withdraws its recommendation of the Company Voting Proposal and accepts a Superior Proposal, the company shall be required to pay to the Buyer a fee in the amount of $9,000,000 (the “Break-Up Fee”).
          (e) Certain Permitted Disclosure. Nothing contained in this Section 6.1 or in Section 6.5 (or elsewhere in this Agreement) shall be deemed to prohibit the Company from taking and disclosing to its shareholders a position with respect to a tender offer contemplated by Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act or from making any disclosure to the Company’s shareholders if, in the good faith judgment of the Company Board, after consultation with outside counsel, failure to so disclose would be inconsistent with its obligations under applicable law.
          (f) Cessation of Ongoing Discussions. The Company shall, and shall direct its Representatives to, cease immediately all discussions and negotiations that commenced prior to the date of this Agreement regarding any proposal that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal.
          (g) Definitions. For purposes of this Agreement:
     “Acquisition Proposal” means (i) any proposal or offer for a merger, consolidation, dissolution, sale of substantial assets, tender offer, recapitalization, share exchange or other business combination involving the Company, (ii) any proposal for the issuance by the Company of over 25% of its equity securities or (iii) any proposal or offer to acquire in any manner, directly or indirectly, over 25% of the equity securities or consolidated total assets of the Company, which, for the avoidance of doubt, shall include any Superior Proposal, in each case other than the transactions contemplated by this Agreement.
     “Superior Proposal” means any unsolicited, bona fide written proposal made by a third party to acquire over 90% of the equity securities or consolidated total assets of the Company and its Subsidiaries, pursuant to a tender or exchange offer, a merger, a consolidation or a sale of its assets that the Company Board determines in its good faith judgment to be (i) on terms more favorable to the holders of Company Common Stock than the transactions contemplated by this Agreement (after consultation with its financial advisor), taking into account all the terms and conditions of such proposal and this Agreement (including the Break-Up Fee and any proposal by the Buyer to amend the terms of this Agreement) and (ii) reasonably capable of being completed on the terms proposed, taking into account all financial, regulatory, legal and other aspects of such proposal.
     6.2 Proxy Statement. As promptly as practicable after the execution of this Agreement (but in no event more than 45 days after the date of this Agreement), the Company, in cooperation with the Buyer, shall prepare and file with the SEC the preliminary Proxy Statement. The Company shall respond to any comments of the SEC or its staff and shall cause the Proxy Statement to be mailed to its shareholders at the earliest practicable time after the resolution of any such comments. The Company shall notify the Buyer promptly upon the receipt of any comments from the SEC or its staff or any other government officials and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Proxy Statement and shall supply the Buyer with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Proxy Statement. The Company shall use commercially reasonable efforts to cause all documents that it is responsible for filing with the SEC or other regulatory authorities under this Section 6.2 to comply in all material respects with all applicable requirements of law and the rules and regulations promulgated thereunder. Whenever any event occurs that is required to be set forth in an amendment or supplement to the Proxy Statement, the Buyer or the Company, as the case may be, shall promptly inform the other of such occurrence and cooperate in filing with the SEC or its staff or any other government officials, and/or mailing to shareholders of the Company, such amendment or supplement.
     6.3 Access to Information. During the Pre-Closing Period, the Company shall (and shall cause each of its Subsidiaries to) afford to the Buyer’s officers, employees, accountants, counsel and other representatives, reasonable access, upon reasonable notice, during normal business hours and in a manner that does not disrupt or interfere with business operations, to such of its properties, books, contracts, commitments, personnel and records as the Buyer shall reasonably request, and, during such period, the Company shall (and shall cause each of its Subsidiaries to) furnish promptly to the Buyer (a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal or state securities laws and (b) all other information concerning its business, properties, assets and personnel as the Buyer may reasonably request. In addition, during the Pre-Closing Period, the Company shall also provide the Buyer’s officers and employees reasonable access to the Company’s customers and suppliers, provided that such access shall at all times be granted only if such access is scheduled in advance with the Company and only with the direct supervision or participation of one of the Company’s officers, employees or representatives. The Buyer will hold any such information that is nonpublic in confidence in accordance with the Confidentiality Agreement.
     6.4 Shareholders Meeting. The Company, acting through the Company Board, shall take all actions in accordance with applicable law, its Articles of Incorporation and By-laws to promptly and duly call, give notice of, convene and hold as promptly as practicable the Company Meeting for the purpose of considering and voting upon the Company Voting Proposal. Subject to Section 6.1, (a) the Company Board shall recommend approval of the Company Voting Proposal by the shareholders of the Company and include such recommendation in the Proxy Statement and (b) the Company Board shall not withhold, withdraw or modify, or publicly propose or resolve to withhold, withdraw or modify in a manner adverse to the Buyer, the recommendation of the Company Board that the Company’s shareholders vote in favor of the Company Voting Proposal. Subject to Section 6.1, the Company shall take all action that is both reasonable and lawful to solicit from its shareholders proxies in favor of the Company Voting Proposal and shall take all other action reasonably necessary or advisable to secure the vote or consent of the shareholders of the Company required by the PBCL to obtain such approvals. Notwithstanding anything to the contrary contained in this Agreement, the Company, may adjourn or postpone the Company Meeting to the extent necessary to ensure that any required supplement or amendment to the Proxy Statement is provided to the Company’s shareholders or, if as of the time for which the Company Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Meeting.
     6.5 Legal Conditions to the Merger; HSR Act.
          (a) Subject to the terms hereof, including Section 6.1 and Section 6.5(b) and (c), the Company and the Buyer shall each use commercially reasonable efforts to (i) take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby as promptly as practicable, (ii) as promptly as practicable, obtain from any Governmental Entity or any other third party any consents, licenses, permits, waivers, approvals, authorizations, or orders required to be obtained or made by the Company or the Buyer or any of their Subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, (iii) as promptly as practicable, make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under (A) the Exchange Act, and any other applicable federal or state securities laws, (B) the HSR Act and any related governmental request thereunder, and (C) any other applicable law, and (iv) execute or deliver any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. The Company and the Buyer shall cooperate with each other in connection with the making of all such filings, including providing copies of all such documents to the non-filing party and its advisors prior to filing and, if requested, accepting reasonable additions, deletions or changes suggested in connection therewith. The Company and the Buyer shall each use its commercially reasonable efforts to furnish to each other all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable law (including all information required to be included in the Proxy Statement) in connection with the transactions contemplated by this Agreement. For the avoidance of doubt, the Buyer and the Company agree that nothing contained in this Section 6.5(a) shall modify or affect their respective rights and responsibilities under Section 6.5(b).
          (b) Each of the Buyer and the Company (i) represents that it shall as promptly as practicable and in any event within ten (10) Business Days of the date hereof, make the filings required of such party or any Subsidiary under the HSR Act with respect to the transactions contemplated by this Agreement; (ii) agrees to use its best efforts to negotiate with the United States Federal Trade Commission, the United States Department of Justice and/or any other Governmental Entity in respect of such filings to prevent the issuance of any requests for additional information, documents or other materials under the HSR Act; provided, that, (x) if such a request is about to be issued notwithstanding the parties’ efforts, the parties shall discuss the withdrawal and refiling of the filings to avoid the issuance of such a request and to enable the parties to continue to attempt to resolve the issues raised by any Governmental Entity in connection with the filings without the need to respond to any such request, and each of the parties shall have the option of withdrawal and refiling, and that, (y) if any such requests are nonetheless issued, to seek modification of same and/or comply at the earliest practicable date with respect thereto, as modified; and (iii) shall act in good faith and reasonably cooperate with the other party in connection with any such filing and in connection with resolving any investigation or other inquiry of any such agency or other Governmental Entity under any Antitrust Laws with respect to any such filing or any such transaction. To the extent not prohibited by Law, each party to this Agreement shall use reasonable best efforts to furnish to each other all information required for any application or other filing to be made pursuant to any Law in connection with the transactions contemplated by this Agreement. Each of the Company and the Buyer shall give the other reasonable prior notice of any communication with, and any proposed understanding, undertaking or agreement with, any Governmental Entity regarding any such filings or any such transaction. Neither the Company nor any Subsidiary, on the one hand, and neither the Buyer nor the Transitional Subsidiary, on the other hand, shall independently participate in any meeting, or engage in any substantive conversation, with any Governmental Entity in respect of any such filings, investigation or other inquiry without giving the Buyer or the Company, as the case may be, prior notice of the meeting and discussing with the Buyer or the Company, as the case may be, the advisability of the Buyer’s or the Company’s representatives, as the case may be, participating in such meeting or conversation.
          (c) Each of the Buyer and the Company shall use best efforts to resolve such objections, if any, as may be asserted by any Governmental Entity with respect to the transaction contemplated by this Agreement, under the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other Laws or Orders that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (collectively, “Antitrust Laws”). In connection therewith, if any action is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as inconsistent with or violative of any Antitrust Law, each of the Buyer and the Company shall cooperate and use best efforts to contest and resist such action, and to have vacated, lifted, reversed or overturned any order whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents, delays or restricts consummation of the transactions contemplated by this Agreement, including by pursuing all available avenues of administrative and judicial appeal and all available legislative action, unless the Buyer and the Company determine that litigation is not in their mutual best interests. Each of the Buyer and the Company shall use best efforts to take such action as may be required to cause the expiration of the notice periods under the HSR Act or other Antitrust Laws with respect to the transactions contemplated by this Agreement as promptly as possible after the execution of this Agreement. Notwithstanding the foregoing, nothing in this Section shall be deemed to require the Company to take any action, or commit to take any action, or agree to any condition or restriction, in connection with obtaining the foregoing consents, approvals and authorizations of Governmental Authorities and having theretofore used best efforts hereunder to avoid having to take, or to otherwise mitigate, any such action, make any such commitment or agree to any such condition or restriction that would reasonably be expected to have a Company Material Adverse Effect. In the event that pursuant to any Antitrust Laws, a Governmental Entity requires that either the Buyer or the Company divest any of its business operations or assets, the parties agree that the Buyer will effect such required divestiture in order to permit the transactions contemplated by this Agreement to proceed on the terms set forth herein, so long as the proceeds of any such divestiture or divestitures are not distributed by the Company prior to the Closing.
          (d) Each of the Company and the Buyer shall give (or shall cause their respective Subsidiaries to give) any notices to third parties, and use, and cause their respective Subsidiaries to use, commercially reasonable efforts to obtain any third party consents required in connection with the Merger that are (i) necessary to consummate the transactions contemplated hereby, (ii) disclosed or required to be disclosed in the Company Disclosure Schedule or the Buyer Disclosure Schedule, as the case may be, or (iii) required to prevent the occurrence of an event that is reasonably likely to have a Company Material Adverse Effect or a Buyer Material Adverse Effect prior to or after the Effective Time.
     6.6 Public Disclosure. Except as may be required by law or stock market regulations, (a) the press release announcing the execution of this Agreement shall be issued only in such form as shall be mutually agreed upon by the Company and the Buyer and (b) the Buyer and the Company shall each use commercially reasonable efforts to consult with the other party before issuing any other press release or otherwise making any public statement with respect to the Merger or this Agreement.
     6.7 Indemnification: Directors’ and Officers’ Insurance.
          (a) Buyer shall cause the Surviving Corporation to indemnify and hold harmless each person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director or officer of the Company or any of its Subsidiaries (the “Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements (collectively, “Costs”), incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the Indemnified Party is or was an officer or director of the Company or any of its Subsidiaries, whether asserted or claimed prior to, at or after the Effective Time through and including the sixth anniversary of the date on which the Effective Time occurs, and any claim, action, suit, proceeding or investigation arising out of, interrelated with, or based on facts or allegations that are the same or interrelated with any that form the basis of any claim, action, suit or proceeding asserted or claimed prior to such anniversary, to the fullest extent provided under the PBCL or the Company’s current Articles of Incorporation, By-laws or agreements with those persons. Each Indemnified Party will be entitled, subject to applicable law, to advancement of expenses incurred in the defense of any such claim, action, suit, proceeding or investigation from each of the Buyer and the Surviving Corporation within ten (10) Business Days of receipt by the Buyer or the Surviving Corporation from the Indemnified Party of a request therefor.
          (b) The Articles of Incorporation and By-laws of the Surviving Corporation shall contain, and Buyer shall cause the Articles of Incorporation and By-laws of the Surviving Corporation to so contain, provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers of the Company and its Subsidiaries than are presently set forth in the Articles of Incorporations and By-laws of the Company.
          (c) The parties acknowledge that prior to the Closing Date the Company shall purchase an excess Differential in Coverage (“DIC Policy”) directors and officers insurance policy having a term of six years and shall purchase a “tail” or “run off” policy covering both the Company’s current director’s and officer’s liability insurance policy and the DIC Policy and having a six year term; provided that the aggregate cost of the DIC Policy and the “tail” or “run off” policy shall not exceed $350,000. The Surviving Corporation shall maintain, and Buyer shall cause the Surviving Corporation to maintain, at no expense to the beneficiaries, in effect for six (6) years from the Effective Time the current policies of the directors’ and officers’ liability insurance maintained by the Company (including the DIC Policy and such “tail” or “run off” policy) with respect to matters existing or occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement).
          (d) The Buyer shall pay all expenses, including reasonable attorneys’ fees, that may be incurred by the persons referred to in this Section 6.7 in connection with their enforcement of their rights provided in this Section 6.7.
          (e) The provisions of this Section 6.7 are intended to be in addition to the rights otherwise available to the current officers and directors of the Company by law, charter, statute, by-law or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their representatives.
          (f) In the event the Surviving Corporation or any of its successors assigns consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, then proper provision shall be made so that the surviving corporation or entity in such transaction shall succeed to the obligations set forth in this Section 6.7.
     6.8 Notification of Certain Matters. During the Pre-Closing Period, the Buyer shall give prompt notice to the Company, and the Company shall give prompt notice to the Buyer, of (a) the occurrence, or failure to occur, of any event, which occurrence or failure to occur is reasonably likely to cause any representation or warranty of such party contained in this Agreement to be untrue or inaccurate in any material respect, in each case at any time from and after the date of this Agreement until the Effective Time, or (b) any material failure of the Buyer and the Transitory Subsidiary or the Company, as the case may be, or of any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement. Notwithstanding the above, the delivery of any notice pursuant to this Section will not limit or otherwise affect the remedies available hereunder to the party receiving such notice or the conditions to such party’s obligation to consummate the Merger.
     6.9 Shareholder Litigation. Each of the Company and the Buyer shall keep the other reasonably informed of any shareholder litigation or claim pending against the Company or the Buyer, as applicable, and its directors or officers, relating to the Merger or the other transactions contemplated by this Agreement; provided, further, that all obligations of the Company and the Buyer in this Section 6.9 shall be subject to the ability of such party under applicable laws to preserve attorney-client communication and privilege.
     6.10 Service Credit. Following the Effective Time, the Buyer will give each employee of the Company or a Subsidiary of the Company (a “Company Employee”) full credit for prior service with the Company or its Subsidiaries for purposes of (a) eligibility and vesting under any Buyer Employee Plans (as defined below), (b) determination of benefits levels under any Buyer Employee Plan or policy relating to vacation or severance and (c) determination of “retiree” status under any Buyer Employee Plan, in each case for which the Company Employee is otherwise eligible and in which the Company Employee is offered participation, but except where such crediting would result in a duplication of benefits. In addition, the Buyer shall use commercially reasonable efforts to waive, or cause to be waived, any limitations on benefits relating to pre-existing conditions to the same extent such limitations are waived under any comparable plan of the Company and recognize for purposes of annual deductible and out-of-pocket limits under its medical and dental plans, deductible and out-of-pocket expenses paid by Company Employees in the calendar year in which the Effective Time occurs. For purposes of this Agreement, the term “Buyer Employee Plan” means any “employee pension benefit plan” (as defined in Section 3(2) of ERISA), any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), and any other written or oral plan, agreement or arrangement, including insurance coverage, severance benefits, disability benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation and all unexpired severance agreements, for the benefit of, or relating to, any current or former employee of the Buyer or any of its Subsidiaries or any entity that is a member of (A) a controlled group of corporations (as defined in Section 414(b) of the Code), (B) a group of trades or businesses under common control (as defined in Section 414(c) of the Code) or (C) an affiliated service group (as defined in Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes or included the Buyer or a Subsidiary of the Buyer.
     6.11 Financing Assistance. The Company will, and will cause its Subsidiaries and their respective Affiliates, directors, officers, agents or representatives to, provide Buyer/Transitory Subsidiary with such cooperation in connection with the arrangement of the Debt Financing contemplated by the Debt Financing Commitment as may be commercially reasonably requested by the Buyer/Transitory Subsidiary, including, without limitation, by: (i) providing direct contact between prospective lenders and the officers of the Company and its Subsidiaries, (ii) providing assistance in preparation of confidential information memoranda (including execution and delivery of a customary representation letter) and other materials to be used in connection with obtaining the Debt Financing contemplated by the Debt Financing Commitment and all information (including financial information) customarily contained therein, (iii) providing assistance in the preparation for, and participating in, meetings, due diligence sessions and similar presentations to and with, among others, prospective lenders, investors and rating agencies, (iv) entering into a loan agreement and related documents (including pledge and security documents immediately prior to the Effective Time), (v) executing and delivering customary certificates, legal opinions or other documents reasonably requested by the Buyer/Transitory Subsidiary (including a certificate of the chief financial officer of the Company with respect to solvency matters) and otherwise reasonably facilitating the pledging of collateral contemplated by the Debt Financing Commitment, and (vi) providing the financial statements and other information necessary for the satisfaction of the obligations and conditions set forth in the Debt Financing Commitment within the time periods required thereby in order to permit a Closing Date on or prior to the Outside Date (which obligation shall not include providing any audited financial statements; provided, however, that neither the Company nor any of its Subsidiaries shall (i) be required to pay any commitment or other similar fee, (ii) have any liability or obligation under any loan agreement and related documents, unless and until the Closing occurs, (iii) incur any other liability in connection with the Debt Financing contemplated by the Debt Financing Commitment or (iv) be required to take any action that will (a) conflict with or violate the Company’s organizational documents or any Law or (b) result in the contravention of, or that would reasonably be expected to result in a violation or breach of, or a default under, any Contract to which the Company or any of its Subsidiaries is a party.
     6.12 Restructuring. If requested by the Buyer, the Company agrees to consider in good faith to cooperate and cause its Subsidiaries to cooperate with the Buyer in restructuring the ownership and operations of the Subsidiaries of the Company on or prior to the Closing Date (which restructuring shall be effected as close to the Closing Date as possible) in the manner reasonably requested by the Buyer; provided that any such restructuring shall not reduce the Merger Consideration to be paid pursuant to Section 2.1(d). Notwithstanding anything to the contrary herein, the Company shall not be required to take any action pursuant to this Section 6.12, including any action that would (i) have or reasonably be expected to have an adverse effect on the Company or its Subsidiaries or the shareholders of the Company (except to the extent that such action can be rescinded without any adverse effect on the Company or its Subsidiaries or the shareholders), or (ii) (a) conflict with or violate the Company’s Articles of Incorporation or By-laws or any law or (b) result in the contravention of, or that would reasonably be expected to result in a violation or breach of, or a default under, any Contract to which the Company or any of its Subsidiaries is a party. Any and all actions undertaken by the Company at the direction of the Buyer pursuant to this Section 6.12 shall not constitute a breach by the Company of any representation, warranty, or covenant made by the Company pursuant to this Agreement. The Buyer shall indemnify, defend, and hold harmless the Company, its Subsidiaries, and their respective officers, directors, employees, agents, shareholders and representatives from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with any such actions taken by the Company at the direction of the Buyer. Notwithstanding anything to the contrary herein, the Company shall not be obligated to incur any out-of-pocket fees, costs or expenses pursuant to this Section 6.12 until the Effective Time pursuant to Section 1.2 hereof.
ARTICLE VII. CONDITIONS TO MERGER
     7.1 Conditions to Each Party’s Obligation To Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of the following conditions:
          (a) Shareholder Approval. The Company Voting Proposal shall have been approved at the Company Meeting, at which a quorum is present, by the Required Company Shareholder Vote.
          (b) HSR Act. The waiting period applicable to the consummation of the Merger under the HSR Act, if any, shall have expired or been terminated.
          (c) Governmental Approvals. Other than the filing of the Articles of Merger, all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity in connection with the Merger and the consummation of the other transactions contemplated by this Agreement, the failure of which to file, obtain or occur is reasonably likely to have a Buyer Material Adverse Effect or a Company Material Adverse Effect, shall have been filed, been obtained or occurred on terms and conditions that would not reasonably be likely to have a Buyer Material Adverse Effect or a Company Material Adverse Effect.
          (d) Proxy Statement. No order suspending the use of the Proxy Statement shall have been issued and no proceeding for that purpose shall have been initiated or threatened in writing by the SEC or its staff.
          (e) No Injunctions. No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any order, executive order, stay, decree, judgment or injunction (preliminary or permanent) or statute, rule or regulation that is in effect and that has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger or the other transactions contemplated by this Agreement.
          (f) Escrow Agreement. The Buyer, the Majority Shareholder and the Escrow Agent shall have entered into and delivered an escrow agreement substantially in the form of Exhibit B (the “Escrow Agreement”).
     7.2 Additional Conditions to Obligations of the Buyer and the Transitory Subsidiary. The obligations of the Buyer and the Transitory Subsidiary to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following additional conditions, any of which may be waived, in writing, exclusively by the Buyer and the Transitory Subsidiary:
          (a) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement shall be true and correct as of the Closing Date as though made on and as of the Closing Date (except (i) to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date, (ii) for changes contemplated by this Agreement, and (iii) where the failure to be true and correct (without regard to any materiality or Company Material Adverse Effect qualifications contained therein), individually or in the aggregate, has not had a Company Material Adverse Effect); and the Buyer shall have received a certificate signed on behalf of the Company by the chief executive officer or the chief financial officer of the Company to such effect.
          (b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement on or prior to the Closing Date; and the Buyer shall have received a certificate signed on behalf of the Company by the chief executive officer or the chief financial officer of the Company to such effect.
          (c) No Company Material Adverse Effect. Since the date of this Agreement, there shall be no Company Material Adverse Effect at the time of the Closing.
          (d) Debt Financing. The Buyer/Transitory Subsidiary shall have obtained the Debt Financing on terms not materially less favorable than those set forth in the Debt Financing Commitment.
          (e) FIRPTA Certificate. The Company shall have provided Buyer with a statement, pursuant to Section 1.897-2(h) of the Treasury Regulations, certifying that an interest in the Company is not a U.S. real property interest within the meaning of Section 897(c)(1) of the Code.
          (f) Director Resignations. The Buyer shall have received the written resignations, submitted on or before the Closing Date and effective as of the Closing Date, of such directors of the Company and any Subsidiaries as are requested by the Buyer.
          (g) Voting Agreement. The Voting Agreement shall be in full force and effect and shall not have been breached in any respect.
          (h) Dissenting Shares. The aggregate number of shares of Company Common Stock that are Dissenting Shares shall not exceed 15% of the shares of Company Common Stock outstanding immediately prior to the Effective Time.
     7.3 Additional Conditions to Obligations of the Company. The obligation of the Company to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following additional conditions, either of which may be waived, in writing, exclusively by the Company:
          (a) Representations and Warranties. The representations and warranties of the Buyer and the Transitory Subsidiary set forth in this Agreement shall be true and correct as of the Closing Date as though made on and as of the Closing Date (except (i) to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date, (ii) for changes contemplated by this Agreement, and (iii) where the failure to be true and correct (without regard to any materiality or Buyer Material Adverse Effect qualifications contained therein), individually or in the aggregate, has not had a Buyer Material Adverse Effect); and the Company shall have received a certificate signed on behalf of the Buyer by the chief executive officer or the chief financial officer of the Buyer to such effect.
          (b) Performance of Obligations of the Buyer and the Transitory Subsidiary. The Buyer and the Transitory Subsidiary shall have performed in all material respects all obligations required to be performed by them under this Agreement on or prior to the Closing Date; and the Company shall have received a certificate signed on behalf of the Buyer by the chief executive officer or the chief financial officer of the Buyer to such effect.
ARTICLE VIII. TERMINATION AND AMENDMENT
     8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time (with respect to Sections 8.1(b) through 8.1(h), by written notice by the terminating party to the other party), whether before or, subject to the terms hereof, after approval of this Agreement by the shareholders of the Company:
          (a) by mutual written consent of the Buyer and the Company; or
          (b) by either the Buyer or the Company if the Merger shall not have been consummated by April 30, 2007 (the “Outside Date”) (provided that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been a principal cause of or resulted in the failure of the Merger to occur on or before the Outside Date); or
          (c) by either the Buyer or the Company if a Governmental Entity of competent jurisdiction shall have issued a nonappealable final order, decree or ruling or taken any other nonappealable final action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger; or
          (d) by either the Buyer or the Company if at the Company Meeting at which a vote on the Company Voting Proposal is taken, the Required Company Shareholder Vote in favor of the Company Voting Proposal shall not have been obtained; or
          (e) by the Buyer, if prior to the approval of the Company Voting Proposal by the shareholders of the Company at the Company Meeting: (i) the Company Board shall have failed to recommend approval of the Company Voting Proposal in the Proxy Statement or shall have withdrawn or knowingly modified in a manner adverse to the Buyer its recommendation of the Company Voting Proposal; (ii) the Company Board shall have approved or recommended to the shareholders of the Company an Acquisition Proposal (other than the Merger); or (iii) a tender offer or exchange offer for outstanding shares of Company Common Stock shall have been commenced (other than by the Buyer or an Affiliate of the Buyer) and the Company Board recommends that the shareholders of the Company tender their shares in such tender or exchange offer; or
          (f) by the Buyer, if there has been a breach of any representation or warranty, or any series of breaches of representations and warranties which (without regard to any materiality or Company Material Adverse Effect qualification contained therein) in the aggregate would have a Company Material Adverse Effect (a “company aggregate breach”), or any failure to perform any covenant or agreement on the part of the Company set forth in this Agreement, which breach (or company aggregate breach) or failure to perform (i) would cause the conditions set forth in Section 7.2(a) or 7.2(b) not to be satisfied, and (ii) shall not have been cured within twenty (20) days following receipt by the Company of written notice of such breach (or company aggregate breach) or failure to perform from the Buyer; or
          (g) by the Company, if there has been a breach of any representation or warranty, or any series of breaches of representations and warranties which (without regard to any materiality or Buyer Material Adverse Effect qualification contained therein) in the aggregate would have a Buyer Material Adverse Effect (a “buyer aggregate breach”), or failure to perform any covenant or agreement on the part of the Buyer or the Transitory Subsidiary set forth in this Agreement, which breach (or buyer aggregate breach) or failure to perform (i) would cause the conditions set forth in Section 7.3(a) or 7.3(b) not to be satisfied, and (ii) shall not have been cured within twenty (20) days following receipt by the Buyer of written notice of such breach (or buyer aggregate breach) or failure to perform from the Company.
     8.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall immediately become void and there shall be no liability or obligation on the part of the Buyer, the Company, the Transitory Subsidiary or their respective officers, directors, shareholders or Affiliates; provided that (a) any such termination shall not relieve any party from liability for any willful breach of this Agreement and (b) the provisions of Sections 5.2 (Confidentiality) and 8.3 (Fees and Expenses), this Section 8.2 (Effect of Termination) and Article IX (Miscellaneous) of this Agreement and the Confidentiality Agreement shall remain in full force and effect and survive any termination of this Agreement.
     8.3 Fees and Expenses. (a) Except as set forth in this Section 8.3, all fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including, without limitation, legal, accounting, investment banking and financial advisory fees (collectively “Transaction Expenses”) shall be paid by the party incurring such fees and expenses, whether or not the Merger is consummated; provided however, that if the Merger is consummated, all Transaction Expenses of the Company and its Subsidiaries shall be borne by the Buyer or the Surviving Corporation.
          (b) The Company shall pay the Buyer up to $1,500,000 as reimbursement for expenses of the Buyer actually incurred relating to the transactions contemplated by this Agreement prior to termination (including reasonable fees and expenses of the Company’s counsel, accountants and financial advisors, but excluding any discretionary fees paid to such financial advisors), in the event of the termination of this Agreement:
               (i) by the Company or the Buyer pursuant to Section 8.1(b) as a result of the failure to satisfy the conditions set forth in Section 7.2(a) or (b); or
               (ii) by the Buyer pursuant to Section 8.1(e) or Section 8.1(f).
     The expenses payable pursuant to this Section 8.3(b) shall be paid by wire transfer of same-day funds within ten (10) Business Days after demand therefor following the occurrence of the termination event giving rise to the payment obligation described in this Section 8.3(b).
          (c) The Buyer shall pay the Company up to $1,500,000 as reimbursement for expenses of the Company actually incurred relating to the transactions contemplated by this Agreement prior to termination (including reasonable fees and expenses of the Company’s counsel, accountants and financial advisors, but excluding any discretionary fees paid to such financial advisors), in the event of the termination of this Agreement by the Company or the Buyer pursuant to (i) Section 8.1(b) as a result of the failure to satisfy the conditions set forth in Section 7.3(a) or (b) or (ii) Section 8.1(g). The expenses payable pursuant to this Section 8.3(c) shall be paid by wire transfer of same-day funds within ten (10) Business Days after demand therefor following the occurrence of the termination event giving rise to the payment obligation described in this Section 8.3(c).
          (d) In the event any amounts due under this Section 8.3 are not paid when due, such payments shall bear interest at a rate equal to the prime rate announced from time to time by The Wall Street Journal plus 2% per annum, and in addition to being obligated to pay such applicable amounts and interest thereon, the party owing the amount shall pay or reimburse the other party’s costs and expenses (including, but not limited to, reasonable legal fees and expenses) solely to the extent incurred in connection with any action, including, but not limited to, the filing of any lawsuit or other legal action to collect payment of such amounts and any interest thereon.

          (e) The parties acknowledge that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties would not enter into this Agreement. Payment of the fees and expenses described in this Section 8.3 shall not be in lieu of damages incurred in the event of a breach of this Agreement described in clause (a) of Section 8.2 but shall otherwise constitute the sole and exclusive remedy of the parties in connection with any termination of this Agreement.
     8.4 Amendment. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the shareholders of any party, but, after any such approval, no amendment shall be made that by law requires further approval by such shareholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.
     8.5 Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. Such extension or waiver shall not be deemed to apply to any time for performance, inaccuracy in any representation or warranty, or noncompliance with any agreement or condition, as the case may be, other than that which is specified in the extension or waiver. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.
ARTICLE IX. MISCELLANEOUS
     9.1 Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for the agreements contained in Article II, Sections 6.7 and 6.10 and this Article IX.
     9.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly delivered (a) four (4) Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid, (b) one (1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service, or (c) on the date of confirmation of receipt (or, the first Business Day following such receipt if the date of such receipt is not a Business Day) of transmission by facsimile, in each case to the intended recipient as set forth below:

(a)	if to the Buyer or the Transitory Subsidiary, to

Caxton-Iseman Capital, Inc.
500 Park Avenue
New York, New York 10022

Attention: Joost F. Thesseling
Telecopy: (212) 832-9450
Email: jthesseling@caxton-iseman.com

with a copy to:

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017
Attention: Alan M. Klein, Esq.
Telecopy: (212) 455-2502
Email: aklein@stblaw.com

(b)	if to the Company, to

Valley National Gases Incorporated
200 West Beau Street, Suite 200
Washington, Pennsylvania 15301
Attention: William A. Indelicato, Chief Executive Officer
Telecopy: (203) 853-4448

with a copy to:

Robinson & Cole LLP
280 Trumbull Street
Hartford, Connecticut 06103
Attention: John B. Lynch, Jr., Esq.
Telecopy: (860) 275-8299
Email: jlynch@rc.com

and a copy to:

Wilmer Cutler Pickering Hale and Dorr LLP
60 State Street
Boston, Massachusetts 02109
Attn: Jeffrey A. Stein, Esq.
Telecopy: (617) 526-5000
Email: jeff.stein@wilmerhale.com
     Any party to this Agreement may give any notice or other communication hereunder using any other means (including personal delivery, messenger service, telex, ordinary mail or electronic mail), but no such notice or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Any party to this Agreement may change the address to which notices and other communications hereunder are to be delivered by giving the other parties to this Agreement notice in the manner herein set forth.

     9.3 Entire Agreement. This Agreement (including the Schedules and Exhibits hereto and the documents and instruments referred to herein that are to be delivered at the Closing) constitutes the entire agreement among the parties to this Agreement and supersedes any prior understandings, agreements or representations by or among the parties hereto, or any of them, written or oral, with respect to the subject matter hereof; provided that the Confidentiality Agreement shall remain in effect in accordance with its terms.
     9.4 No Third Party Beneficiaries. Except as provided in Section 6.7 (with respect to which the Indemnified Parties shall be third party beneficiaries), this Agreement is not intended, and shall not be deemed, to confer any rights or remedies upon any person other than the parties hereto and their respective successors and permitted assigns, to create any agreement of employment with any person or to otherwise create any third-party beneficiary hereto.
     9.5 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void, except that the Buyer may assign, in its sole discretion, all or any of its rights, interests and obligations under this Agreement to any Affiliate of Buyer with the consent of the Company, but no such assignment shall relieve the Buyer of any of its obligations under this Agreement. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns.
     9.6 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.
     9.7 Counterparts and Signature. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other parties, it being understood that all parties need not sign the same counterpart. This Agreement may be executed and delivered by facsimile transmission.
     9.8 Interpretation. When reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or Section of this Agreement, unless otherwise indicated. The table of contents, table of defined terms and headings contained in this

Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The terms “material,” “materially” or “materiality” as used in this Agreement with an initial lower case “m” are agreed to have their respective customary and ordinary meanings, without regard to the meanings ascribed to Company Material Adverse Effect in Section 3.1 or Buyer Material Adverse Effect in Section 4.1. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” No summary of this Agreement prepared by any party shall affect the meaning or interpretation of this Agreement.
     9.9 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, except that the laws of the Commonwealth of Pennsylvania shall apply to the Merger.
     9.10 Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity.
     9.11 Submission to Jurisdiction. Each of the parties hereto irrevocably and unconditionally (i) agrees to be subject to, and hereby consents and submits to, the jurisdiction of the United States District Court for the Southern District Court of New York located in the borough of Manhattan in the City of New York, or if such court does not have jurisdiction, the Supreme Court of the State of New York, New York County, for the purposes of any suit, action or other proceeding arising out of this Agreement or any of the transactions contemplated hereby, (ii), to the extent such party is not otherwise subject to service of process in the State of New York, appoints The Corporation Trust Company, as such Party’s agent in the State of New York, for acceptance of legal process and (iii) agrees that service made on any such agent set forth in (ii) above shall have the same legal force and effect as if served upon such Party personally within such state.
     9.12 WAIVER OF JURY TRIAL. EACH OF THE BUYER, THE TRANSITORY SUBSIDIARY AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO

THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF THE BUYER, THE TRANSITORY SUBSIDIARY OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.
     9.13 Disclosure Schedules. The Company Disclosure Schedule and the Buyer Disclosure Schedule shall each be arranged in Sections corresponding to the numbered Sections contained in Article III, in the case of the Company Disclosure Schedule, or Article IV, in the case of the Buyer Disclosure Schedule, and the disclosure in any Section shall qualify (a) the corresponding Section in Article III or Article IV, as the case may be, and (b) the other Sections in Article III or Article IV, as the case may be, to the extent that it is reasonably apparent from a reading of such disclosure that it also qualifies or applies to such other Sections. The inclusion of any information in the Company Disclosure Schedule or the Buyer Disclosure Schedule shall not be deemed to be an admission or acknowledgment, in and of itself, that such information is required by the terms hereof to be disclosed, is material, has resulted in or would result in a Company Material Adverse Effect or a Buyer Material Adverse Effect, or is outside the Ordinary Course of Business.
[Remainder of Page Intentionally Left Blank.]

     IN WITNESS WHEREOF, the Buyer, the Transitory Subsidiary and the Company have caused this Agreement and Plan of Merger to be signed by their respective officers thereunto duly authorized as of the date first written above.

VNG ACQUISITION LLC

By:	/s/ Frederick J. Iseman

Name: Frederick J. Iseman
Title: Senior Managing Director

By:	/s/ Joost F. Thesseling

Name: Joost F. Thesseling Title: Vice President

VNG ACQUISITION INC.

By:	/s/ Frederick J. Iseman

Name: Frederick J. Iseman
Title: Senior Managing Director

By:	/s/ Joost F. Thesseling

Name: Joost F. Thesseling
Title: Vice President

VALLEY NATIONAL GASES INCORPORATED

By:	/s/ William A. Indelicato

Name: William A. Indelicato
Title: Chief Executive Officer
Signature Page to Agreement and Plan of Merger

Schedule A
Parties to Voting Agreement
1.	Gary West

2.	Phyllis and Gary West Charitable Trust

3.	Gary and Phyllis West Associates L.P.

Exhibit A
Form of Voting Agreement

EXECUTION VERSION
VOTING AGREEMENT
     VOTING AGREEMENT, dated as of November 13, 2006 (this “Agreement”), among the shareholders listed on the signature page(s) hereto (collectively, the “Shareholders” and each individually, a “Shareholder”), VNG Acquisition LLC, a Delaware limited liability company (the “Buyer”), and Valley National Gases Incorporated, a Pennsylvania corporation (the “Company”). Capitalized terms used and not otherwise defined herein shall have the respective meanings assigned to them in the Merger Agreement referred to below.
     WHEREAS, as of the date hereof, the Shareholders beneficially own the shares of capital stock of the Company set forth on Schedule I hereto (such shares, or any other voting or equity securities of the Company acquired hereafter during the term of this Agreement, including but not limited to shares acquired by Shareholders pursuant to the exercise of options (whether now held or granted after the execution of this Agreement) to acquire the common stock of the Company, being referred to herein collectively as the “Shares”);
     WHEREAS, concurrently with the execution of this Agreement, the Buyer, Transitory Subsidiary and the Company are entering into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), pursuant to which, upon the terms and subject to the conditions thereof, a subsidiary of the Buyer will be merged with and into the Company, and the Company will be the surviving corporation (the “Merger”);
     WHEREAS, the Buyer, Gary E. West, the majority shareholder of the Company (the “Majority Shareholder”) and an escrow agent to be mutually agreed upon by the parties hereto (the “Escrow Agent”), shall enter into an Escrow Agreement, substantially in the form of Exhibit A hereto (the “Escrow Agreement”), pursuant to which, at the Effective Time, a portion of the aggregate Merger Consideration payable to the Majority Shareholder will be deposited into escrow pursuant the terms of the Escrow Agreement;
     WHEREAS, as a condition to the willingness of the Buyer to enter into the Merger Agreement, the Buyer has required that (i) Gary E. West, the majority shareholder of the Company (the “Majority Shareholder”) agree to indemnify the Buyer for any breach by the Company of the Company’s representations and warranties contained in Article III of the Merger Agreement, (ii) the Majority Shareholder enter into an Escrow Agreement with the Buyer and an escrow agent to be mutually agreed upon by the parties hereto (the “Escrow Agent”), substantially in the form of Exhibit A attached hereto (the “Escrow Agreement”), and, pursuant to such Escrow Agreement, deposit a portion of the aggregate Merger Consideration payable to the Majority Shareholder into escrow pursuant to the terms of the Escrow Agreement to provide the sole source of funds to satisfy the indemnification obligations of the Majority Shareholder pursuant to this Agreement, and (iii) the Shareholders agree to enter into this Agreement; and
     WHEREAS, in order to induce the Buyer to enter into the Merger Agreement, the Shareholders are willing to enter into this Agreement.
     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereby agree, severally and not jointly, as follows:

     Section 1. Voting of Shares.
     (a) Each Shareholder covenants and agrees that during the term of this Agreement, at the Company Meeting or any other meeting of the Shareholders of the Company, however called, including any adjournment or postponement thereof, or in connection with any written consent of the Shareholders of the Company, each Shareholder shall, in each case to the fullest extent that such Shareholder’s Shares are entitled to vote thereon or consent thereto:
          (i) appear at each such meeting or otherwise cause the Shareholder’s Shares to be counted as present thereat for purposes of calculating a quorum; and
          (ii) vote (or cause to be voted), in person or by proxy, or deliver (or cause to be delivered) a written consent covering, all of the Shareholder’s Shares (i) in favor of the adoption of the Merger Agreement; and (ii) against any Acquisition Proposal or any other action, agreement or transaction that is intended, or could reasonably be expected, to materially impede, interfere with, delay, postpone, discourage or materially and adversely affect the Merger or the other transactions contemplated by the Merger Agreement or this Agreement or the performance by the Shareholder of its obligations under this Agreement, including: (A) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company or its Subsidiaries (other than the Merger); (B) a sale, lease or transfer of a material amount of assets of the Company or any of its Subsidiaries or a reorganization, recapitalization or liquidation of the Company or any of its Subsidiaries; (C) an election of new members to the board of directors of the Company, other than nominees to the board of directors of the Company in office on the date of this Agreement; (D) any material change in the present capitalization or dividend policy of the Company or any amendment or other change to the Company’s certificate of incorporation or bylaws, except if approved by the Buyer; or (E) any other material change in the Company’s corporate structure or business.
     (b) Each Shareholder hereby irrevocably grants to, and appoints, the Buyer, and any individual designated in writing by the Buyer, and each of them individually, as his or her proxy and attorney-in-fact (with full power of substitution), for and in his or her name, place and stead, to vote such Shareholder’s Shares at any meeting of the shareholders of the Company called with respect to any of the matters specified in, and in accordance and consistent with, this Section 1. Each Shareholder understands and acknowledges that the Buyer is entering into the Merger Agreement in reliance upon each Shareholder’s execution and delivery of this Agreement. Each Shareholder hereby affirms that the irrevocable proxy set forth in this Section 1(b) is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of such Shareholder under this Agreement. Except as otherwise provided for herein, each Shareholder hereby affirms that the irrevocable proxy is coupled with an interest and is irrevocable, and each Shareholder will take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy and hereby revokes any proxy previously granted by the Shareholder with respect to the Shareholder’s Shares. Notwithstanding any other provisions of this Agreement, the irrevocable proxy granted hereunder shall automatically terminate upon the termination of this Agreement.

2

     (c) Except as set forth in Section 1(a), no Shareholder shall be restricted from voting in favor of, against or abstaining with respect to any matter presented to the shareholders of the Company. In addition, nothing in this Agreement shall give the Buyer or any of its designees the right to vote any Shares in connection with the election of directors.
     Section 2. No Inconsistent Agreements. Each Shareholder hereby covenants and agrees that, except for this Agreement, the Shareholder (a) has not entered into, and shall not enter into at any time while this Agreement remains in effect, any voting agreement or voting trust with respect to the Shareholder’s Shares and (b) has not granted, and shall not grant at any time while this Agreement remains in effect, a proxy, consent or power of attorney with respect to the Shareholder’s Shares.
     Section 3. Transfer of Shares. Each Shareholder covenants and agrees that while this Agreement is in effect, such Shareholder will not (a) sell, assign, transfer, pledge, encumber or otherwise dispose of any of the Shares, (b) deposit any of the Shares into a voting trust or enter into a voting agreement or arrangement with respect to the Shares or grant any proxy or power of attorney with respect thereto that is inconsistent with this Agreement or (c) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect sale, assignment, transfer or other disposition of any Shares; provided that the foregoing shall not prevent (i) the transfer of Shares upon the death of a Shareholder pursuant to the terms of any trust or will of the Shareholder or by the laws of intestate succession, but only if, and any such transfer shall be void unless, the transferee executes and delivers to the Buyer an agreement to be bound by the terms of this Agreement to the same extent as the Shareholder or (ii) the conversion of the Shares into the right to receive Merger Consideration pursuant to the Merger in accordance with the terms of the Merger Agreement.
     Section 4. Indemnification Obligations of the Majority Shareholder.
     (a) The Majority Shareholder hereby covenants and agrees to indemnify and hold harmless the Buyer against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including reasonable attorneys’ fees and disbursements (collectively, “Costs”) incurred or suffered by the Buyer or the Company directly or proximately resulting from (i) a breach of any of the representations and warranties of the Company contained in Article III of the Merger Agreement, notwithstanding the termination of representations and warranties at the Effective Time pursuant to the terms of the Merger Agreement and (ii) any litigation, the subject matter of which is welding rod fumes and which arises out of the operation of the business of the Company and its Subsidiaries prior to the Effective Time. At the Closing, the Majority Shareholder, the Buyer and the Escrow Agent shall execute the Escrow Agreement, pursuant to which, on the Effective Date, the Buyer shall deposit with the Escrow Agent, on behalf of the Majority Shareholder, Twelve Million and Five Hundred Thousand Dollars ($12,500,000) of the aggregate Merger Consideration payable to the Majority Shareholder pursuant to Section 2.1(d) of the Merger Agreement (the “Escrow Amount”), to be held in escrow pursuant to the terms of the Escrow Agreement for the purpose of securing the indemnification obligations of the Majority Shareholder set forth in this Section 4 of this Agreement. The Majority Shareholder and Buyer hereby agree that the Escrow

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Agreement and recourse to the Escrow Amount shall be the sole and exclusive remedy available to the Buyer in respect of any claim by the Buyer under this Section 4 of this Agreement.
     (b) Notwithstanding anything else contained in this Agreement, (i) the Buyer shall not make a claim under this Section 4 of the Agreement unless and until the amount of all such claims by the Buyer exceeds Seven Hundred and Fifty Thousand Dollars ($750,000.00), in which case the Buyer shall be entitled to make a demand for the whole amount of such claims and all such subsequent claims, (ii) the Majority Shareholder shall have no liability for, and in no event shall the Majority Shareholder be required to indemnify the Buyer against, any Costs incurred or suffered by the Buyer directly or proximately resulting from any stockholder litigation arising from or relating to the Merger, and (iii) in no event shall the liability of the Majority Shareholder under this Section 4 exceed the Escrow Amount.
     (c) The Buyer shall give written notification to the Majority Shareholder of the commencement of any suit or proceeding by a person or entity other than the Buyer, which the Buyer reasonably believes may give rise to a claim for indemnification hereunder (a “Third Party Action”). Such notification shall be given within 20 days after receipt by the Buyer of notice of such Third Party Action, and shall describe in reasonable detail the facts constituting the basis for such Third Party Action and the amount of the claimed damages. Within 20 days after delivery of such notification, the Majority Shareholder may, upon written notice thereof to the Buyer, assume control of the defense of such Third Party Action with counsel reasonably satisfactory to the Buyer. If the Majority Shareholder does not so assume control of the defense of a Third Party Action, the Buyer shall control such defense. The non-controlling party may participate in such defense at its own expense. The party controlling such defense shall keep the non-controlling party advised of the status of such Third Party Action and the defense thereof and shall consider in good faith recommendations made by the non-controlling party with respect thereto. The non-controlling party shall furnish the controlling party with such information as it may have with respect to such Third Party Action (including copies of any summons, complaint or other pleading which may have been served on such party and any written claim, demand, invoice, billing or other document evidencing or asserting the same) and shall otherwise cooperate with and assist the controlling party in the defense of such Third Party Action. The Majority Shareholder shall not agree to any settlement of, or the entry of any judgment arising from, any Third Party Action without the prior written consent of the Buyer, which shall not be unreasonably withheld, conditioned or delayed; provided that the consent of the Buyer shall not be required if the Majority Shareholder agrees in writing to pay any amounts payable pursuant to such settlement or judgment and such settlement or judgment includes a complete release of the Buyer from further liability and has no other adverse effect on the Buyer. The Buyer shall not agree to any settlement of, or the entry of any judgment arising from, any such Third Party Action without the prior written consent of the Majority Shareholder, which shall not be unreasonably withheld, conditioned or delayed.
     (d) In order to seek indemnification under this Section 4, the Buyer shall deliver a written notification (a “Claim Notice”) to the Majority Shareholder, which notification shall contain a description of the Costs incurred by the Buyer or the Company, a statement that the Buyer is entitled to indemnification under this Section 4 for such Costs and a reasonable explanation of the basis thereof and a demand for payment in the amount of such Costs (the

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“Claimed Amount”). The Buyer shall have the right to aggregate or accumulate de minimis Claimed Amounts for the purpose of providing a Claim Notice to the Majority Shareholder.
     (e) Within 20 days after delivery of a Claim Notice, the Majority Shareholder shall deliver to the Buyer a response to such Claim Notice in writing (a “Response”), in which the Majority Shareholder shall: (i) agree that the Indemnified Party is entitled to receive all of the Claimed Amount (in which case, within three days following the delivery of the Response, the Buyer and the Majority Shareholder shall deliver to the Escrow Agent, a written notice executed by both parties instructing the Escrow Agent to disburse the Claimed Amount to the Buyer), (ii) agree that the Buyer is entitled to receive part, but not all, of the Claimed Amount (the “Agreed Amount”) (in which case, within three days following the delivery of the Response, the Buyer and the Majority Shareholder shall deliver to the Escrow Agent, a written notice executed by both parties instructing the Escrow Agent to disburse the Agreed Amount to the Buyer) or (iii) dispute that the Buyer is entitled to receive any of the Claimed Amount.
     (f) During the 30-day period following the delivery of a Response that reflects a dispute, the Buyer and the Majority Shareholder shall use good faith efforts to resolve the dispute. If the dispute is not resolved within such 30-day period, the Buyer and the Majority Shareholder shall discuss in good faith the submission of the dispute to binding arbitration. The provisions of this Section 4(f) shall not obligate the Buyer and the Majority Shareholder to submit to arbitration or any other alternative dispute resolution procedure with respect to any dispute, and in the absence of an agreement by the Buyer and the Majority Shareholder to arbitrate a dispute, such dispute shall be resolved in a state or federal court sitting in New York, New York. Promptly following the resolution of the dispute (whether by mutual agreement, arbitration, judicial decision or otherwise), the Buyer and the Majority Shareholder shall deliver to the Escrow Agent, a written notice executed by both parties instructing the Escrow Agent as to what (if any) portion of the Escrow Amount shall be disbursed to the Buyer and/or the Majority Shareholder (which notice shall be consistent with the terms of the resolution of the dispute).
     (g) The obligations of the Majority Shareholder under this Section 4 shall terminate on the third anniversary of the Effective Time, except with respect to claims made against the Escrow Amount prior to such date.
     Section 5. Leases. Prior to the Effective Time, the Master Lease Agreement between Valley National Gases, Inc. and West Rental Inc., dated as of May 1, 2001, and the leases identified on Schedule II hereto shall be amended on mutually agreeable terms to provide that in the event of any renewal for an additional five-year period (as provided in the respective lease agreements), the rents during such five-year renewal term shall be equal to the fair market value rent on the date of the commencement of the renewal term. In addition, such leases shall be further amended to provide that upon the expiration of the five-year renewal term, the Company shall have the option to renew such lease for an additional term of five years. The Majority Shareholder agrees to use his best efforts to effect the foregoing amendments, and agrees that his obligation to do so may be enforced by the Company.
     Section 6. Representations and Warranties of the Shareholders. Each Shareholder on his or her own behalf hereby severally represents and warrants to the Buyer with respect to such Shareholder and such Shareholder’s ownership of the Shares as follows:

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     (a) Ownership of Shares. The Shareholder beneficially owns all of the Shares as set forth on Schedule I hereto and has good and marketable title to such Shares, free and clear of any claims, liens, encumbrances and security interests. The Shareholder owns no shares of Company Common Stock, or a right to acquire Company Common Stock, other than the Shares as set forth on Schedule I hereto. The Shareholder has sole voting power, without restrictions (other than those created by this Agreement), with respect to all of the Shares owned by such Shareholder as set forth on Schedule I hereto.
     (b) Power, Binding Agreement. The Shareholder has the legal capacity and all requisite power and authority to enter into and perform all of his or her obligations under this Agreement. This Agreement has been duly and validly executed and delivered by the Shareholder and constitutes a valid and binding obligation of the Shareholder, enforceable against the Shareholder in accordance with its terms, subject to the Bankruptcy and Equity Exception.
     (c) No Conflicts. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby will not, conflict with or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, any provision of any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Shareholder, the Shares or any of the Shareholder’s properties or assets. Except as expressly contemplated hereby, the Shareholder is not a party to, and the Shares are not subject to or bound in any manner by, any contract or agreement relating to the Shares, including without limitation, any voting agreement, option agreement, purchase agreement, shareholders’ agreement, partnership agreement or voting trust. Except for the expiration or termination of the waiting period under the HSR Act and informational filings with the Securities and Exchange Commission, no consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality, domestic, foreign or supranational, is required by or with respect to the Shareholder in connection with the execution and delivery of this Agreement or the consummation by the Shareholder of the transactions contemplated hereby.
     Section 7. No Solicitation. Each Shareholder covenants and agrees with the Buyer that, during the term of this Agreement, he shall not and shall not permit any of his employees, consultants, accountants, legal counsel, advisors, agents or other representatives to, directly or indirectly, (i) initiate, solicit or knowingly facilitate or encourage, or respond to, any inquiries with respect to, or the making, submission or reaffirmation of any proposal or offer that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal, (ii) engage in, enter into, continue or otherwise participate in any discussions, negotiations or other communications relating to any Acquisition Proposal, or (iii) furnish to any person, or provide any person with access to, any confidential information with respect to the Company, this Agreement, the Merger Agreement or any agreement entered into by the Buyer, the Company and/or any Shareholder in connection therewith or the transactions contemplated hereby or

6

thereby (“Non-Public Information”). Without limiting the generality of the previous sentence, promptly (but in any event within 48 hours) after the Shareholder’s receipt of any Acquisition Proposal (including any reaffirmation of any Acquisition Proposal first made prior to the date of this Agreement) or any request for Non-Public Information, the concerned Shareholder shall (i) provide the Buyer with oral notice, with written notice to follow promptly (and in any event within one Business Day), of the material terms and conditions of any such Acquisition Proposal or request for Non-Public Information, and the identity of the person making such Acquisition Proposal or request for Non-Public Information and (ii) promptly (but in any event within 48 hours) keep the Buyer informed in all material respects of the status and details (including material amendments or proposed material amendments) of any such Acquisition Proposal or request for Non-Public Information.
     Section 8. Notice of Acquisitions and Waiver of Appraisal Rights. (a) Each Shareholder hereby agrees to notify the Buyer promptly in writing of the number of any additional Shares or other securities of the Company of which the Shareholder acquires beneficial ownership on or after the date hereof.
     (b) To the fullest extent permitted by applicable law, each Shareholder hereby waives any rights of appraisal or rights to dissent from the Merger that it may have under the applicable law.
     Section 9. Termination. This Agreement shall terminate upon the first to occur of:
     (a) the Effective Time; provided, however, that (i) the obligations of the Majority Shareholder under Section 4 of this Agreement shall survive the Effective Time for a period of three years, except with respect to claims made against the Escrow Amount prior to such date, and (ii) the obligations of the Majority Shareholder under Section 5 of this Agreement shall survive the Effective Time until such time as the Majority Shareholders has fulfilled his obligations thereunder;
     (b) written notice of termination of this Agreement by the Buyer to the Shareholders; or
     (c) the date of termination of the Merger Agreement.
     Section 10. Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.
     Section 11. Fiduciary Duties. Notwithstanding anything in this Agreement, each Shareholder is signing this Agreement solely in such Shareholder’s capacity as an owner of such Shareholder’s respective Shares, and nothing herein shall prohibit, prevent or preclude such Shareholder from taking or not taking any action in such Shareholder’s capacity as an officer or director of the Company to the extent permitted by the Merger Agreement.

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     Section 12. Consent and Waiver. Each Shareholder hereby gives any consents or waivers that are reasonably required for the consummation of the Merger under the terms of any agreement to which such Shareholder is a party or pursuant to any rights such Shareholder may have in his or her capacity as a Shareholder of the Company.
     Section 13. Miscellaneous.
     (a) Entire Agreement; Amendment. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, between the parties with respect thereto. This Agreement may not be amended, modified or rescinded except by an instrument in writing signed by each of the parties hereto.
     (b) Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in a mutually acceptable manner in order that the terms of this Agreement remain as originally contemplated to the fullest extent possible.
     (c) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, provided that Section 1 and Section 8(b) hereof shall be governed and construed in accordance with the laws of the Commonwealth of Pennsylvania without regard to the principles of conflicts of law thereof.
     (d) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.
     (e) Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly delivered (i) three business days after being sent by registered or certified mail, return receipt requested, postage prepaid, or (ii) one business day after being sent for next business day delivery, fees prepaid, via a reputable nationwide overnight courier service, in each case to the intended recipient as set forth below:
(i) if to a Shareholder in care of the Company at the address set forth below;
(ii) if to the Buyer to:
Caxton-Iseman Capital, Inc.
500 Park Avenue
New York, NY 10022
Attention: Joost F. Thesseling
Telecopy: (212) 832-9450

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Email: jthesseling@caxton-iseman.com
with a copy to:
Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, NY 10017
Attention: Alan M. Klein, Esq.
Telecopy: (212) 455-2502
(iii) if to the Company to:
Valley National Gases Incorporated
200 West Beau Street, Suite 200
Washington, Pennsylvania 15301
Attention: William A. Indelicato, Chief Executive Officer
Telecopy: (203) 863-4448
with a copy to:
Robinson & Cole LLP
280 Trumbull Street
Hartford, Connecticut 06103
Attention: John B. Lynch, Jr., Esq.
Telecopy: (860) 275-8299
     (f) No Third Party Beneficiaries. This Agreement is not intended, and shall not be deemed, to confer any rights or remedies upon any person other than the parties hereto and their respective successors and permitted assigns, to create any agreement of employment with any person or to otherwise create any third-party beneficiary hereto.
     (g) Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void, except that the Buyer may assign this Agreement to any direct or indirect wholly owned subsidiary or Affiliate of the Buyer without the consent of the Company or the Shareholders. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns.
     (h) Interpretation. When reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement, unless otherwise indicated. The headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party. Whenever the context may require,

9

any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” No summary of this Agreement prepared by the parties shall affect in any way the meaning or interpretation of this Agreement.
     (i) Submission to Jurisdiction. Each of the parties to this Agreement (i) consents to submit itself to the personal jurisdiction of any state or federal court sitting in New York, New York in any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, (ii) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court, (iii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iv) agrees not to bring any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement in any other court. Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto. Any party hereto may make service on another party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 13(e). Nothing in this Section, however, shall affect the right of any party to serve legal process in any other manner permitted by law.
     (j) WAIVER OF JURY TRIAL. EACH OF THE BUYER AND EACH SHAREHOLDER HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF THE BUYER OR EACH SHAREHOLDER IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.
     (k) Non-Survival of Representations, Warranties and Covenants. The representations, warranties, covenants and agreements of the Shareholders contained herein shall not survive the termination of this Agreement, except for Section 4 of this Agreement which shall survive the Effective Time by a period of three years, except with respect to claims made against the Escrow Amount prior to such date, and Section 5.
     (l) No Control. Nothing contained in this Agreement shall give the Buyer the right to control or direct the Company or the Company’s operations.
     (m) Further Assurances. From time to time, at the Buyer’s request and expense and without further consideration, each Shareholder shall execute and deliver such additional documents and take all such further action as maybe necessary or desirable to effect the actions and consummate the transactions contemplated by this Agreement.
[Remainder of page left blank intentionally; next page is the signature page.]

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     IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be signed individually or by its respective duly authorized officer as of the date first written above.

COMPANY: VALLEY NATIONAL GASES INCORPORATED
By:
Name:
Title:

BUYER: VNG ACQUISITION LLC
By:
	Name:	Frederick J. Iseman
	Title:	Senior Managing Director

By:
	Name:	Joost F. Thesseling
	Title:	Vice President

[Signature Page Continued]
Signature Page to Voting Agreement

SHAREHOLDERS:

Gary E. West

PHYLLIS AND GARY WEST CHARITABLE TRUST
By:
Name:
Title:

GARY AND PHYLLIS WEST ASSOCIATES L.P.
By:
Name:
Title:
Signature Page to Voting Agreement

Schedule I

	Number of Shares	Number of Shares
Shareholder Name	Underlying Options	of Common Stock	Total
Gary E. West	0	6,602,800	6,602,800
Phyllis and Gary West Charitable Trust	0	340,000	340,000
Gary and Phyllis West Associates L.P.	0	70,000	70,000

EXHIBIT A
FORM OF ESCROW AGREEMENT